                                                                   EXHIBIT 10.22



                                      LEASE

                                 BY AND BETWEEN

                      WELLSFORD/WHITEHALL HOLDINGS, L.L.C.

                                  ("LANDLORD")

                                       AND

                   NET2000 COMMUNICATIONS REAL ESTATE, L.L.C.

                                   ("TENANT")






                               1275 K STREET, N.W.
                                 WASHINGTON, DC

                                TABLE OF CONTENTS

1.       TERMS....................................................................................................1

2.       PAYMENT OF RENT & ADDITIONAL RENT .......................................................................5

3.       SECURITY DEPOSIT: ADVANCE DEPOSIT........................................................................6

4.       USES; TENANT COVENANTS...................................................................................9

5.       ENVIRONMENTAL PROVISIONS; RECYCLING.....................................................................10

6.       LATE CHARGES; INTEREST..................................................................................14

7.       REPAIRS AND MAINTENANCE.................................................................................15

8.       UTILITIES AND SERVICES..................................................................................17

9.       EXPENSE INCREASES.......................................................................................19

10.      INCREASES IN REAL ESTATE TAXES..........................................................................25

11.      ADDITIONAL PROVISIONS; OPERATING COSTS AND
         REAL ESTATE TAXES.......................................................................................27

12.      TENANT'S INSURANCE......................................................................................28

13.      LANDLORD'S INSURANCE....................................................................................29

14.      DAMAGE OR DESTRUCTION...................................................................................29

15.      MACHINES AND EQUIPMENT; ALTERATIONS AND
         ADDITIONS; REMOVAL OF FIXTURES..........................................................................32

16.      ACCEPTANCE OF PREMISES..................................................................................36

17.      TENANT IMPROVEMENTS/SPECIALIZED PROVISIONS..............................................................36

18.      ACCESS..................................................................................................36

19.      MUTUAL WAIVER OF CLAIMS AND SUBROGATION.................................................................37

20.      INDEMNIFICATION.........................................................................................38

21.      ASSIGNMENT AND SUBLETTING...............................................................................38

22.      ADVERTISING.............................................................................................43

23.      LIENS...................................................................................................43

24.      DEFAULT.................................................................................................43

25.      SUBORDINATION...........................................................................................47

26.      SURRENDER OF POSSESSION.................................................................................48

27.      NON-WAIVER..............................................................................................49

28.      HOLDOVER................................................................................................49

29.      CONDEMNATION............................................................................................49

30.      NOTICES.................................................................................................51

31.      MORTGAGEE PROTECTION....................................................................................51

32.      COSTS AND ATTORNEYS' FEES...............................................................................52

33.      BROKERS.................................................................................................52

34.      LANDLORD'S LIABILITY AND DEFAULT........................................................................52

35.      ESTOPPEL CERTIFICATES...................................................................................54

36.      FINANCIAL STATEMENTS....................................................................................55

37.      TRANSFER OF LANDLORD'S INTEREST ........................................................................56

38.      RIGHT TO PERFORM........................................................................................56

39.      [INTENTIONALLY DELETED].................................................................................56

40.      SALES AND AUCTIONS......................................................................................56

41.      NO ACCESS TO ROOF.......................................................................................56

42.      SECURITY................................................................................................57

43.      AUTHORITY OF TENANT.....................................................................................57

44.      NO ACCORD OR SATISFACTION...............................................................................57

45.      [INTENTIONALLY DELETED].................................................................................57

46.      PARKING.................................................................................................57

47.      GENERAL PROVISIONS......................................................................................58

48.      [INTENTIONALLY DELETED].................................................................................62

49.      WAIVER OF JURY TRIAL....................................................................................62

50.      RENEWAL OPTION..........................................................................................62

51.      ROOF RIGHTS.............................................................................................64

52.      UPS, GENERATOR AND GENERATOR RIGHTS.....................................................................65

53.      RIGHT OF FIRST OFFER ON CONTIGUOUS SPACE................................................................67

54.      ADDITIONAL SCHEDULES....................................................................................69

EXHIBIT A-1       Location and Dimensions of Premises
EXHIBIT A-2       Description of Land
EXHIBIT B         Declaration of Lease Commencement
EXHIBIT C         Design Build Construction Exhibit; Landlord's Work and
                  Tenant's Work
EXHIBIT D         Rules and Regulations
EXHIBIT E         Janitorial Specifications
EXHIBIT F         Form Estoppel Certificate
EXHIBIT G         [Intentionally Deleted]
EXHIBIT H         Form of SNDA
EXHIBIT I         HVAC Specifications

                                      LEASE


         THIS LEASE is made this 24th day of December, 1998, by and between WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company ("Landlord") with a mailing address of c/o Wellsford Real Properties, Inc., 610 Fifth Avenue, 7th Floor, New York, New York 10020, and NET2000 COMMUNICATIONS REAL ESTATE, L.L.C., a Delaware limited liability company ("Tenant") with a current mailing address of 8614 Westwood Center Drive, Suite 700, Vienna, VA 22182.

                                    RECITALS:

         Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (the "Premises"), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

         NOW THEREFORE Landlord and Tenant hereby agree to the following:

1.       TERMS.

         1.1 Premises. The "Premises" demised by this Lease shall consist of Space A and Space B, as each such term is defined below, totaling in the aggregate approximately 16,954 rentable square feet on the third (3rd) floor of the building located at 1275 K Street, NW, Washington, DC (the "Building"), together with a nonexclusive right to use common areas as set forth herein. The Premises consists of two (2) portions, possession of which will be delivered to Tenant at different times pursuant hereto. The first portion ("Space A") consists of approximately 10,628 rentable square feet as shown on Exhibit A-1, and is as of the date hereof leased to and occupied by the NAACP Legal Defense Fund and The Gerontological Society. The second portion ("Space B") consists of approximately 6,326 rentable square feet as shown on Exhibit A-l, and is as of the date hereof leased to and occupied by Abramson Erlich Manes. The land upon which the Building is situated, which is described in Exhibit A-2 attached hereto and incorporated herein by reference, shall be referred to hereinafter as the "Land." The location and dimensions of the Premises are shown on Exhibit A-1, attached hereto and incorporated herein by reference. No easement for light or air is incorporated in the Premises. The Building consists of 211,118 square feet of office space, and 13,913 square feet of retail space, for a total rentable area of 225,031 square feet. The measurement of the Premises set forth herein is based upon the WDCAR 1989 standard method of measurement as applied to existing building plans and Tenant's proposed layout, and is hereby stipulated to by the parties.

         1.2 Tenant's Share. "Tenant's Share" shall mean a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Building. Tenant's Share as of the date the entire Premises is of execution of this Lease is Seven and 53/100 percent (7.53%) (calculated as 16,954/225,031).

Tenant's Share shall be adjusted for changes in the total rentable square footage of the Premises and/or Building, including without limitation changes which may result from any condemnation of a portion of the building. The foregoing notwithstanding, during that portion of the Term commencing on the Space A Commencement Date and ending on the Space B Commencement Date (herein referred to as the "Space A Occupancy Period") (i) Tenant's Share shall be deemed to equal Four and 72/100 percent (4.72%) (calculated as 10,628/225,031), and (ii) where required in order to properly interpret this Lease with regard to Tenant's post-occupancy responsibilities and obligations hereunder, the term "Premises" shall be understood to refer only to Space A, provided such interpretation shall not apply where the context requires the term "Premises" to apply also (or exclusively to the Space B, such as with respect to any pre-occupancy requirements applicable to Space B).

         1.3 Lease Term. The term of this Lease (the "Term" or "Lease Term") shall commence on the Space A Commencement Date, as defined in Section 1.4, below (and as more fully set forth in Exhibit C hereto), and shall expire on March 31, 2010 (the "Lease Expiration Date").

         1.4 Commencement Date. The "Space A Commencement Date" shall be one hundred twenty (120) days after the date possession of Space A (exclusive of the 189 s.f. storage closet which constitutes a portion thereof) is tendered to Tenant, except as may otherwise be provided in Exhibit C, including with regard to delay in Substantial Completion of Tenant's Work due to Landlord Delays (as defined in Exhibit C). If possession of Space A is tendered to Tenant on December 1, 1998, then the Space A Commencement Date shall, subject to Landlord Delays, be April 1, 1999. The "Space B Commencement Date" shall be one hundred twenty (120) days after the date possession of Space B is tendered to Tenant, except as may otherwise be provided in Exhibit C, including with regard to delay in Substantial Completion of Tenant's Work due to Landlord Delays (as defined in Exhibit C). Occupancy of any portion of the Premises by Tenant prior to the Commencement Date for such portion shall be at Tenant's sole risk and deemed pursuant to, and subject to, all of the terms and provisions of this Lease, except those involving the payment of Base Rent, and Tenant's Share of Expense Increases and Tax Increases (as such terms are hereinafter defined), except as may otherwise be expressly set forth herein; provided, however, that in no event shall Tenant be entitled to take occupancy thereof prior to the date it receives notice from Landlord that Landlord is ready to tender possession thereof to Tenant. Promptly after the Space A Commencement Date, Landlord and Tenant hereby agree to execute a Declaration, in the form attached hereto as Exhibit B, to confirm the Space A Commencement Date. Promptly after the Space B Commencement Date, Landlord and Tenant hereby agree to execute a Declaration, in the form attached hereto as Exhibit B, to confirm the Space B Commencement Date. Tenant's failure to execute either Declaration shall not affect either Commencement Date nor the Lease Expiration Date, as same are determined by the terms of this Lease.

         1.5 Rent. The base rent payable by Tenant hereunder ("Base Rent") is set forth in this Section 1.5, below. In addition to the Base Rent, Tenant shall pay (as additional rent) Tenant's Share of Expense Increases (as described in Section 9), Tenant's Share of Tax Increases (as described in Section 10), and any other increases in Base Rent described in this Section 1.5, below, all of which shall be deemed additional rent due under this Lease. The combination of

Base Rent and additional rent as described in this Section 1.5 is sometimes collectively referred to in this Lease as "Rent." Base Rent shall be payable monthly, in advance, on first day of each calendar month of the Term, without prior notice, demand, deduction or offset, except as expressly set forth to the contrary herein.

                  1.5.1 The monthly payments of Base Rent for the Premises (which may be referred to herein as "Monthly Rent") shall be as follows:

                             Annual Base Rent
        Months               Per Square Foot     Annual Base Rent    Monthly Base Rent
        ------               ---------------     ----------------    -----------------
         1 - 12                 $27.30           $462,844.20**         $38,570.35**
        13 - 24                 $27.98           $474,415.31**         $39,534.61**
        25 - 36                 $28.68           $486,275.69           $40,522.97
        37 - 48                 $29.40           $498,432.58           $41,536.05
        49 - 60                 $30.13           $510,893.39           $42,574.45
        61 - 72                 $32.63           $553,278.39           $46,106.53
        73 - 84                 $33.45           $567,110.35           $47,259.20
        85 - 96                 $34.29           $581,288.11           $48,440.68
        97 -108                 $35.14           $595,820.32           $49,651.69
        109-120                 $36.02           $610,715.82           $50,892.99
        121-Expiration          $36.92           $625,983.72           $52,165.31

** Notwithstanding this schedule, the Annual Base Rent and Monthly Base Rent as stated above for the first and second Lease Years shall be in effect only after the Space A Occupancy Period has ended (e.g., after the Space B Commencement Date has occurred), when the entire Premises has been tendered to Tenant pursuant to this Lease. Prior to the Space B Commencement Date, Monthly Base Rent as set forth in the above schedule shall be recalculated based solely on the rentable square footage of Space A. Annual rental escalations (for both to Space A and Space B) shall commence on the first anniversary of the Space A Commencement Date, and continue annually thereafter, so that (for example) if the Space B Commencement Date occurs during month 14 of the Lease Term, the initial Base Rent for Space B will be based on the $27.98 per square foot rental rate in effect during month 14 of the Lease Term.

The parties acknowledge that the per square foot Base Rental rate for the first Lease Year was calculated by reducing a putative full service rental rate of $30.00 per rentable square foot by an estimate (agreed to by Landlord and Tenant) of the cost of utilities to be paid separately by Tenant with respect to the Premises under this Lease during the first Lease Year ($1.83 p.r.s.f.) and the cost of janitorial services to be paid separately by Tenant with respect to the Premises under this Lease for the first Lease Year ($0.87 p.r.s.f.), but the parties agree that the per square foot Base Rental rate shall not be modified if the actual cost of utilities and/or the actual cost of janitorial services paid by Tenant with respect to such period varies from such estimate.

                  1.5.2 Base Rent and escalations for any Renewal Term or option term under this Lease shall be as set forth in Section 50, below.

         1.6 Additional Rent. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Base Rent) shall be considered "additional rent" hereunder, and, except for items of additional rent for which demand is required pursuant to the express terms of this Lease shall be payable without demand, set-off or deduction, except as expressly set forth to the contrary herein. The items of additional rent described in Section 1.5, above, shall be payable monthly, in advance, on first day of each calendar month of the Term, together with Tenant's monthly Base Rent payment.

         1.7      [Intentionally Deleted]

         1.8 Notice and Payment Addresses. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:            Wellsford/Whitehall Holdings, L.L.C.
                           c/o Wellsford Commercial Property Trust
                           Chatham Executive Center
                           26 Main Street, First Floor
                           Chatham, New Jersey 07928
                           Attention:  Chief Operating Officer

                           with a copy to:

                           Wellsford/Whitehall Holdings, L.L.C.
                           c/o Wellsford Commercial Property Trust
                           Chatham Executive Center
                           26 Main Street, First Floor
                           Chatham, New Jersey 07928
                           Attention:  General Counsel

                           and:

                           Wellsford/Whitehall Holdings, L.L.C.
                           c/o Wellsford Real Properties, Inc.
                           610 Fifth Avenue, 7th Floor
                           New York, New York 10020
                           Attention:  Edward Lowenthal

                           and:

                           Tenenbaum & Saas, P.C.
                           4330 East-West Highway, Suite 1150
                           Bethesda, Maryland 20814

If to Tenant:              Net2000 Communications
                           8614 Westwood Center Drive, Suite 700
                           Vienna, VA 22182
                           Attention:  Legal Department

                           after the Commencement Date, with a copy to:

                           Net2000 Communications
                           1275 K Street, N.W., 3rd Floor
                           Washington, DC 20005
                           Attention:  Facilities Manager

Either party may, upon (10) days' prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

         1.9 Rent Payment Address. Tenant shall send payments of Base Rent and additional rent hereunder to Landlord's at the following address:

                           Wellsford/ Whitehall Holdings, L.L.C.
                           c/o Wellsford Real Properties, Inc.
                           610 Fifth Avenue, 7th Floor
                           New York, New York 10020

         1.10 Lease Year. Each twelve (12) month period within the Lease Term shall be referred to herein as a "Lease Year." The first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after such Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

         1.11 Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

2.       PAYMENT OF RENT & ADDITIONAL RENT.

         Tenant shall pay Landlord the Rent due under this Lease in lawful money of the United States. Rent (including any monthly estimated payments for Tenant's Share of Expense Increases and Tax Increases payable in accordance with this Lease) shall (except for Tenant's Advance Deposit under Section 3.2, below) be paid in advance on or before the first day of each month, at the address noted in Section 1.9, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Base Rent under this Lease for any partial month at the beginning of the Lease Term shall be prorated based on the Base Rent in effect for the first month in which Base Rent is payable hereunder. All other payments due under this Lease shall be paid no later than ten (10) business days after the date Landlord provides Tenant with a written request for payment which sets forth the amount due. In the event of any dispute concerning the computation of the amount of any additional rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, provided such payment shall be without prejudice to Tenant's right to continue to challenge the disputed computation. In the event that Tenant successfully challenges the disputed computation, Landlord shall refund to Tenant the amount of any overpayment of such additional rent, together with interest at the Default Rate from the date Tenant first disputed Landlord's computation until the date repaid to Tenant, within thirty (30) days after the dispute is finally resolved.

3.       SECURITY DEPOSIT; ADVANCE DEPOSIT.

         3.1 Security Deposit. (a) Simultaneously with the execution of this Lease by Tenant, Tenant shall provide Landlord with a security deposit in an amount equal to Thirty Eight Thousand, Nine Hundred Eighty-Eight and 93/100 Dollars ($38,988.93) (which, together with interest accrued thereon is hereinafter referred to as the "Security Deposit"). The Security Deposit shall constitute security for payment of Base Rent and additional rent and for any and all other obligations of Tenant under this Lease. If Tenant defaults with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, additional rent or any other payment due under this Lease, and/or the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant's default being deemed to have occurred) apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant's default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant's default. In the event of such application, Tenant shall promptly deposit with Landlord the amount necessary to restore the Security Deposit to the full amount set forth above. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Base Rent or additional rent, nor a measure of Landlord's damages in the event of any default by Tenant. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, but not otherwise, the amount of the Security Deposit then held by Landlord shall be repaid to Tenant within thirty
(30) days after the expiration or sooner termination of this Lease. In the event of a sale or transfer of Landlord's estate or interest in the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or transferee, and Landlord shall be considered released by Tenant from all liability for the return of the Security Deposit, if said purchaser or transferee acknowledges and accepts the Security Deposit (or a credit in respect thereof), and assumes Landlord's obligations under this Lease in writing, inclusive of Landlord's obligation to comply with the terms of this Section 3.1 in relation to the return of the Security Deposit to Tenant.

                  (b) In lieu of posting the Security Deposit in cash, as otherwise contemplated under Section 3.1(b), above, Tenant shall have the right to post the Security Deposit in the form of a letter of credit, as hereafter provided. If Tenant elects to post the Security Deposit in the form of a letter of credit, then simultaneously with the execution of this Lease by Tenant, Tenant shall deliver to Landlord an irrevocable and unconditional letter of credit in the amount of Thirty Eight Thousand, Nine Hundred Eighty-Eight and 93/100 Dollars ($38,988.93), which letter of credit shall be in compliance with the requirements more fully set forth in subsection 3.1(c), below. The Security Deposit shall constitute security for payment of Base Rent and additional rent and for the performance of any and all other covenants, agreements and obligations of Tenant under this Lease. If Tenant defaults with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, additional rent or any other payment due under this Lease, and the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant's default being deemed to have occurred) draw upon such letter of credit and apply all or any part of the proceeds thereof to the payment of any sum in default, or any other reasonable sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant's default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant's default. In the event of such application, Tenant shall promptly deposit with Landlord (either in cash or in the form of an additional letter of credit) the amount necessary to restore the Security Deposit to the full amount set forth above. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Base Rent or additional rent, nor a measure of Landlord's damages in the event of any default by Tenant. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, but not otherwise, the amount of the Security Deposit then held by Landlord shall be repaid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. If Lessor transfers the Security Deposit to any transferee of the Building or Landlord's interest therein, then such transferee shall be liable for the return of the Security Deposit, and Landlord shall be released from all liability for the return thereof, if said purchaser or transferee acknowledges and accepts the Security Deposit (or a credit in respect thereof), and assumes Landlord's obligations under this Lease in writing, inclusive of Landlord's obligation to comply with the terms of this Section 3.1 in relation to the return of the Security Deposit to Tenant.

                  (c) The letter of credit to be delivered by Tenant to Landlord under Section 3.1(b), above (the "Letter of Credit"), shall be (1) in form and substance satisfactory to Landlord in its sole but reasonable discretion; (2) at all times in the amount of the Security Deposit, and shall permit multiple draws; (3) issued by a commercial bank reasonably acceptable to Landlord and located in the District of Columbia; (4) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building (which transfer/assignment shall be conditioned only upon the execution by such owner of a written document in connection with such transfer/assignment); (5) payable at sight upon presentment to a local branch of the issuer of a simple sight draft signed by Landlord or its property manager accompanied by a certificate stating that Landlord is permitted to draw upon such Letter of Credit under the express terms of this Lease, and setting forth the amount that Landlord is permitted to draw; (6) a term of not less than one
(1) year; and (7) at least thirty (30) days prior to the then-current expiration date of such Letter of Credit, either (i) renewed (or automatically and unconditionally extended) from time to time through the thirtieth (30th) day after expiration of the Lease Term, or (ii) replaced with cash in the amount of the Security Deposit. If Lessor transfers the Security Deposit to any transferee of the Building or Landlord's interest therein, then such transferee shall be liable for the return of the Security Deposit, and, upon the assumption of such liability by the transferee, Landlord shall be released from all liability for the return thereof. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 24, hereof shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of clause (7), above, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash Security Deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor's Corporation. If the issuer's credit rating is reduced below P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor's Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant's failure to obtain such substitute letter of credit within ten (10) business days after Landlord's written demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord to immediately draw upon the existing Letter of Credit in full, without any further notice to Tenant. In the event that any issuer of a Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship commences, said Letter of Credit shall be deemed not to meet the requirements of this Section, and, in such event, within ten
(10) business days after Landlord's written demand, Tenant shall replace such Letter of Credit with cash or other collateral acceptable to Lessor in its sole but reasonable discretion (and Tenant's failure to do so shall constitute an Event of Default under this Lease, with no additional notice, or grace or cure period being applicable thereto). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

         3.2 Advance Deposit. In addition, simultaneously with the execution of this Lease by Tenant, Tenant shall deposit with Landlord the sum of Thirty Eight Thousand, Nine Hundred Eighty-Eight and 93/100 Dollars ($38,988.93) as a deposit of the first month's Base Rent (the "Advance Deposit"), which shall be applied by Landlord on behalf of the Tenant to the payment of Base Rent (when due and payable) for the first full month after the Space B Commencement Date. Any good faith deposit made at the time Tenant executed and delivered to Landlord any letter of intent or proposal to lease shall be applied toward the amount of the Advance Deposit. The Advance Deposit, prior to its being applied to the payment of monthly Base Rent, shall constitute security for the payment and performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements under this Lease, but shall not be deemed liquidated damages, but shall be applied in reduction of Tenant's total obligation(s) to Landlord.

         3.3 No Separate Account. Landlord shall not be obligated to hold the Advance Deposit in a separate account from other Building or project funds. If the Security Deposit is held in the form of cash, Landlord agrees to deposit the same with its mortgagee, to be held by its mortgagee in a separate interest bearing account together with the cash security deposits of other tenants in the Building (and will be recognized as a security deposit, subject to the terms of this Article 3, by such mortgagee).

         4.       USES; TENANT COVENANTS.

         4.1 Permitted Uses. The Premises are to be used solely for (i) general office and administrative purposes (collectively, "General Office Use"), and (ii) the installation, operation, maintenance and replacement by Tenant of communications and switch equipment and facilities (including collocation of equipment owned by others as long as integrated as part of Tenant's own use of the Premises) in connection with Tenant's current communications business (the "Tenant's Telecommunication Use"). For all purposes of this Lease, the term "Permitted Uses" shall mean and refer solely to the General Office Use and Tenant's Telecommunication Use, and no other purpose or use will be permitted to be operated within or from the Premises.

         4.2      Other General Use Covenants.

                  4.2.1 Tenant shall not commit or allow to be committed any waste upon the Premises, nor any public or private nuisance nor any other act which disturbs the quiet enjoyment of any other tenant in the Building. If any of the Tenant's office machines or equipment or other activities within the Premises involve unusual volume or vibration and disturb any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action, as may be necessary to eliminate the noise or disturbance.

                  4.2.2 Tenant will, at its own cost, promptly comply with and carry out all orders, requirements or conditions now or hereafter imposed upon it by the ordinances, laws, rules, orders, and/or regulations of the State in which the Premises are located and the federal government and any other federal, state or local governmental authority, or public or quasi-public authority, having jurisdiction over the Premises to the extent relating to the manner of Tenant's occupation or use of the Premises (including Tenant's Telecommunication
Use), the conduct of Tenant's business therein, or the construction of any improvements or alterations therein by (or at the request of) Tenant, including all present and future laws, orders and regulations regarding recycling of trash and smoking in the workplace, and all building and life safety codes applicable to Tenant's alterations. The foregoing notwithstanding, to the extent that any such orders, requirements or conditions relate to the compliance of the Premises (or any portion thereof) with applicable building codes, regulations, or laws which were in effect prior to Tenant's occupancy of the Premises or which pertain to the Building as a whole, or the land upon which same is located, either of which require Landlord to make modifications thereto (the "Compliance Laws") and the design or installation of the item(s) whose compliance with such Compliance Laws is at issue was Landlord's responsibility under Exhibit C of this Lease (but excluding any modifications arising out of or due to Tenant's Telecommunication Use), then Landlord shall be responsible for the compliance of such item(s) with such Compliance Laws, including but not limited to, costs of compliance of Landlord's Work with the physical accessibility requirements of the Americans With Disabilities Act ("ADA") in existence on the date that Landlord's Work is Substantially Complete; provided, however, if the Compliance Laws require Landlord to make modifications to the Building, the Land, or the Premises, because of improvements made by the Tenant subsequent to the Substantial Completion of Landlord's Work (including without limitation Tenant's
Work) or because of any particular use made of the Premises by Tenant which is not in the nature of customary general office use (such as Tenant's Telecommunication Use), or because Tenant's architect failed to provide for such compliance within the Approved Plans for the Premises (as defined in Exhibit C), all such costs shall be paid by Tenant. Tenant, at Tenant's cost, shall be responsible for ensuring that Tenant's policies and business operations with respect to the Premises comply with the ADA, and that Tenant's Work (and that Landlord's Work to the extent designed by Tenant's architect) complies with the ADA.

                  4.2.3 Tenant shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. The initial rules and regulations for the Building are attached as Exhibit D hereto and made a part hereof by this reference (as the same may be amended in accordance herewith, the "Rules and Regulations"). Landlord shall have the right from time to time to make reasonable modifications to the Rules and Regulations, provided (i) such modifications shall only be applicable to Tenant if communicated to Tenant in writing at least ten (10) days prior to the effective date of such modification,
(ii) such modified Rules and Regulations shall not materially modify any economic obligations of Tenant hereunder, and (iii) in the event of any irreconcilable conflict between the terms of this Lease and the terms of the Rules and Regulations (as amended), the terms of this Lease shall be controlling. Landlord shall not be responsible to Tenant for the nonperformance of any of said rules and regulations by any other tenants or occupants of the Building.

                  4.2.4 No act shall be done or knowingly permitted by Tenant, or its agents, employees and/or contractors, in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building. To Landlord's knowledge, general office use and telecommunications use is neither unlawful, nor will it result in any increase in the existing rate of insurance in the Building. In the event the existing rate of insurance is increased because of any breach by Tenant of this covenant, upon notice to Tenant, Tenant shall pay to Landlord any and all fines, penalties, and/or increases in insurance premiums resulting from such breach, unless and until such time as Tenant remedies the condition and causes the rate of insurance to be restored to normal rates.

5.       ENVIRONMENTAL PROVISIONS; RECYCLING.

         5.1 General. Tenant agrees to comply with any and all Environmental Laws (defined below) in connection with (1) Tenant's use of the Premises, (2) any assignment, sublease or license of the Premises or any part thereof, (3) any termination of this Lease and surrender of possession upon a default by Tenant hereunder, (4) any corporate reorganization, consolidation, recomposition or similar change in Tenant's organization, (5) any acts, omissions and other activities of Tenant in or on the Building and the Land, and/or (6) any other fact or circumstance the existence and continuation of which imposes upon Tenant the obligation to so comply therewith.

         5.2 Tenant's Warranties and Covenants. During the Term and any Renewal Term of this Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

                  5.2.1 The Premises will not, as the result of any acts or omissions of Tenant, contain (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million, or (D) any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, and any and all other federal, state and local laws, rules and regulations or orders pertaining to health, the environment and/or Hazardous Materials (collectively, "Environmental Laws") (the substances described in (A),
(B), (C) or (D) above being hereinafter collectively referred to as "Hazardous Materials"); (ii) except as specifically permitted by this Lease, the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials.

                  5.2.2 Tenant (A) shall comply in the operation of its business, and in its use and occupancy of the Premises, with all Environmental Laws, (B) shall not store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises except as expressly permitted herein, and (C) shall cause its employees, agents, contractors, assignees, sublessees, licensees and (while within the Premises) invitees and business visitors to comply with the representations, warranties and covenants herein contained. For all purposes of this Section 5, references to "Tenant" shall be deemed to include acts and omissions committed by Tenant and Tenant's agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

                  5.2.3 In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials by Tenant in, on or about the Premises, Building and/or Land, or in the event of any Hazardous Materials Release (as hereinafter defined) for which Tenant bears responsibility under the provisions of this Section 5, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all such Hazardous Materials, on, from or affecting the Premises. If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable law, regulation or order, the same shall constitute a default under Section 23 hereof, and Landlord may, but shall not be obligated to, do whatever is necessary to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as additional rent hereunder. Tenant shall give to Landlord and its agents and employees access to the Premises for such purposes and hereby specifically grants to

Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.

                  5.2.4 Tenant hereby indemnifies and holds Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to (A) the violation by Tenant (or any of its agents, employees, contractors and, while within the Premises, invitees) of any of its representations, warranties and covenants under this Section 5, and (B) any Environmental Liabilities (as hereinbelow defined) in connection with the Premises for which Tenant is responsible under the terms of this Section 5 of the Lease. For purposes of this indemnification clause, "Environmental Liabilities" shall include all costs and liabilities with respect to the future presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a "Hazardous Materials Release"), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. The foregoing indemnification and the responsibilities of Tenant under this
Section 5 shall survive the termination or expiration of this Lease.

                  5.2.5 Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release or any pending or threatened regulatory actions known to Tenant, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from, the Premises and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises.

                  5.2.6 Upon expiration of the Term or any Renewal Term, as applicable, tenant shall deliver the Premises to Landlord free of any and all Hazardous Materials and any liens, encumbrances and restrictions relating to Environmental Liabilities, to the extent Tenant was otherwise responsible therefor.

         5.3 Permitted Materials. Notwithstanding Section 5.2 to the contrary, but subject to clauses (i) and (ii) of this Section 5.3, below, Tenant shall be permitted to temporarily store reasonable amounts of Hazardous Materials that are used in the ordinary course of Tenant's operation of the Permitted Use, including batteries and other equipment and materials used for the provision of back-up power (the "Permitted Materials") provided (i) such Permitted Materials are properly used, stored and disposed of in a manner and location meeting the requirements of all Environmental Laws and (ii) all Permitted Materials shall be approved in advance by Landlord with the exception those materials typically used in the operation of standard office equipment, telecommunications equipment or for cleaning purposes, such as office cleaners, printing toners and the like, and which are used, stored and disposed of in accordance with all applicable Environmental Laws (which common materials shall not require special written approval by Landlord). Any use, storage and disposal of Permitted Materials shall be subject to all of the terms of this Section 5 (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to any Permitted Materials. If said Permitted Materials are not being stored, used, or disposed of in compliance with all applicable laws, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within forty-eight (48) hours (or such lesser time period as may be appropriate in the event of Emergency (as defined herein), Landlord shall have the right to perform such work on Tenant's behalf and at Tenant's sole expense, and Tenant shall promptly reimburse Landlord for any and all reasonable costs associated with said work. Without limiting the generality of the provisions of this Section 5.3, Landlord agrees that Tenant may keep fuel within the fuel storage tank (the "Generator Fuel Tank") to be installed by Tenant in conjunction with Tenant's installation of an emergency generator for use as part of an Uninterrupted Power Supply system ("UPS System") Tenant will be permitted to install pursuant to Exhibit C within the Building's loading dock area (at no additional charge) and that such fuel shall constitute a "Permitted Material" within the meaning of the Lease, provided (a) Tenant shall be solely responsible for ensuring that such the Generator Fuel Tank is installed, maintained and ultimately removed in compliance with all applicable Environmental Laws, (b) Tenant shall be solely responsible for ensuring that all such fuel is used, stored and disposed of in accordance with all applicable Environmental Laws, and
(c) Tenant specifically agrees to indemnify and hold Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to Environmental Liabilities due to, arising from or connected with Tenant's use and operation of the UPS System, the Generator Fuel Tank and the use, storage and disposal of the fuel necessary therefor (and/or any violation by Tenant of its covenants within this Article 5 relating thereto).

         5.4      Landlord's Covenants.

                  5.4.1 If, during the Lease Term, (a) Landlord (or its agents, employees or contractors) introduces Hazardous Materials in, on or under the Premises, Building or Land, or otherwise violates the requirements of any Environmental Laws, or (b) Hazardous Materials contamination in, on or under the Premises, Building or Land which existed prior to Tenant's taking occupancy of the Premises is discovered, and in either case, such contamination is not the responsibility of Tenant pursuant to Sections 5.2 and 5.3, above, then as between Landlord and Tenant, Landlord shall be responsible for making a prompt assessment of the scope and nature of the problem, and for taking remedial action, in conjunction (if appropriate) with applicable federal, state or local authorities; and in the event the presence of such Hazardous Materials was caused by Landlord, or its agents, employees or contractors, Landlord shall be responsible for the cost to remediate any such contamination and/or correct any such violation, and for all fines, penalties and other actual damages arising therefrom. The foregoing is without prejudice to Landlord's right to seek recovery of damages or losses from the parties at fault in any Hazardous Materials Release.

                  5.4.2 Landlord hereby indemnifies and holds Tenant and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, harmless from, against, for and in respect of, any and all damages, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) to any third party because of, or arising out of or relating to (A) Landlord's violation of any of its covenants under this Section 5, and (B) any Environmental Liabilities (as defined in Section 5.2.4, above) arising in connection with the Premises as a result of the activities or omissions of Landlord, its agents, employees and contractors (provided Tenant shall be deemed not to be an agent, employee or contractor of Landlord). The foregoing indemnification and the responsibilities of Landlord under this Section 5 shall survive the termination or expiration of this Lease.

         5.5 Recycling Regulations. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called "regulations") of any governmental body having jurisdiction over the Premises or the Building, whether required of Landlord or otherwise, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called "waste products") including but not limited to the separation of such waste products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord reserves the right (a) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with any such regulations, and (b) to require Tenant to pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with any such regulations.

6.       LATE CHARGES; INTEREST.

         6.1 Late Charge. Tenant hereby acknowledges that late payment to Landlord of Base Rent or additional rent will cause Landlord to incur administrative costs and loss of investment income not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Base Rent or additional rent due from Tenant is not received by Landlord or

Landlord's designated agent within ten (10) business days after the date due, then Tenant shall pay to Landlord a late charge equal to two percent (2%) of such overdue amount, plus any reasonable attorneys' fees and costs incurred by Landlord by reason of Tenant's failure to pay Rent and other charges when due hereunder; provided, however, Landlord agrees to waive the first (1st) such late charge arising during any Lease Year during the Term, up to a maximum of four
(4) such waivers during the Term, provided that Landlord receives such overdue Base Rent, additional rent, or other sum within five (5) business days after the date Landlord provides Tenant with a written notice that such payment of Base Rent, additional rent or other charges is overdue. Landlord's acceptance of such late charges shall not constitute a waiver of Tenant's default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder.

         6.2 Interest. In addition to the administrative late charge provided for under Section 6.1, above, if any Base Rent or additional rent due from Tenant to Landlord is not paid within ten (10) business days after the date due (if Tenant was not assessed a late charge by virtue of such late payment) or thirty (30) days after the date due (if Tenant was assessed a late charge by virtue of such late payment), such unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest (the "Default Rate") equal to the lesser of (a) the Prime Rate plus three percent (3%) or (b) the highest annual rate of interest permitted under applicable law. Landlord's acceptance of such interest shall not constitute a waiver of Tenant's default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder. The term "Prime Rate" shall mean the "Prime Rate" of interest as published from time to time in the Wall Street Journal, or if not so published, then the "Prime Rate" as established from time to time by the bank in which Landlord maintains its bank accounts with respect to the Building.

7.       REPAIRS AND MAINTENANCE.

         7.1 Landlord's Responsibilities. Landlord shall maintain or cause to be maintained, and after receiving notice or actual knowledge of the need for repair, shall repair all structural and non-structural portions of the Building Systems (as hereafter defined), Common Areas (as hereafter defined) and Structural Elements (as hereafter defined), provided that, to the extent any of such maintenance or repairs is rendered necessary by the negligence or willful misconduct of Tenant, its agents, customers, employees, independent contractors, guests or (while within the Premises) invitees, Tenant shall be obligated to reimburse Landlord for all direct costs sustained by Landlord in connection therewith to the extent such costs are not covered by the fire and casualty insurance maintained, or required to be maintained, by Landlord on the Building, which reimbursement shall be due no later than thirty (30) days after Landlord's written demand. For the purposes of this Section 7, "Building Systems" shall mean the mechanical, electrical, plumbing, and HVAC systems serving the Building and located outside of the confines of the Premises or which are located within the Premises but which serve other areas of the Building, but shall exclude all or any portion of the HVAC system serving the Premises which is to be installed by Tenant pursuant to this Lease; "Common Areas" shall mean those areas of the Building which are available for the non-exclusive use of any tenant of the Building, including without limitation parking areas, lobbies, elevators, restrooms, stairs, corridors, janitor's closets, and electrical and telephone closets; and "Structural Elements" shall mean the structural components of the Building's base building improvements, including structural components which integrate with the interior tenant improvements within the Premises, including without limitation the roof, foundations, exterior structural walls and other load-bearing elements of the Building. For purposes of allocating the responsibility for actually performing repairs on the items described, Landlord agrees that all entrance doors and all windows shall constitute "Structural Elements" so that Landlord shall, subject to Article 9 of this Lease, perform repairs on such items in accordance with this Article 7 even though they are not load bearing. Tenant shall be solely responsible for providing, at Tenant's sole expense, interior cleaning and janitorial service for the Premises, in accordance with Section 7.2, below. Landlord warrants that all Structural Elements and Building Systems in the Building and in each portion of the Premises shall be in good working order as of the date possession of the applicable portion of the Premises is tendered to Tenant.

         7.2 Tenant's Responsibilities. Except for (i) repairs to Building Systems, Common Areas and Structural Elements, (ii) warranty repairs related to Landlord's Work (if any), and (iii) repairs to the interior of the Premises to the extent the same are rendered necessary by the negligence or willful misconduct of Landlord and its agents, employees and contractors, and are not covered by the fire and casualty insurance maintained, or required to be maintained, by Tenant under this Lease, Tenant shall be responsible (at Tenant's sole expense) for repairs and maintenance to the interior of the Premises. Without limitation, Tenant's responsibilities shall include (i) providing janitorial and cleaning services with respect to the interior of the Premises (excluding Common Areas such as the hallways and restroom facilities to the extent located outside of the demised confines of the Premises) (collectively "Tenant's Janitorial Services") on all weekdays (excluding Holidays) in accordance with reasonable standards for a telecommunications and office use conducted within a first class office building, (ii) all maintenance, scheduled maintenance and repairs required to be performed upon any specialized equipment of Tenant irrespective of where such equipment is located within the Building, and (iii) all maintenance, scheduled maintenance and repairs required to be performed upon the HVAC system serving the Premises. The foregoing will include keeping in effect an HVAC service contract which provides for all manufacturer recommended scheduled maintenance for the HVAC systems at the times and in the manner recommended by the manufacturer. In connection with any maintenance or repairs to be conducted by Tenant to its equipment located outside of the Premises, in addition to any other requirements set forth in this Lease, Tenant will coordinate the timing and performance of such repairs and maintenance with the Building's property manager and/or engineering staff to ensure that the same are conducted properly and with a minimum of disruption or interference with Building operations and/or the quiet enjoyment of other tenants and occupants of the Building.

         7.3 Notification Requirements. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises actually known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord's responsibility under this Lease. In addition, if Tenant fails to report a defective condition within the Premises within a reasonable time following Tenant's discovery thereof (given the scope and nature of the condition), and such failure results in any incremental additional repair expense, Tenant shall be responsible for such incremental additional expense.

         7.4      Expenses. All expenses incurred by Landlord pursuant to this
Section 7 (to the extent not payable directly by Tenant as above provided) will be included within "Operating Costs" as defined in Section 9, below, to the extent not excluded under Section 9.6.

8.       UTILITIES AND SERVICES.

         8.1 Hours of Service. The Building's normal hours of operation shall be from 8:00 a.m. to 7:00 p.m. on weekdays and from 9:00 a.m. to 1:00 p.m. on Saturday (collectively "Normal Business Hours") (but excluding the following holidays: New Year's Day, Martin Luther King, Jr. Day, President's Day, Memorial Day, Independence Day, Labor Day, Columbus day, Veterans Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day and any holiday designated as such by an Executive Order of the President of the United States or by Act of Congress, herein collectively referred to as "Holidays"). Landlord shall at all times furnish hot and cold water to common area restrooms and elevator service (with a minimum of one (1) operational elevator at all times). Landlord will also supply HVAC service to the Common Areas of the Building during Normal Business Hours, consistent with other first class office buildings in the Washington, D.C. metropolitan area. Landlord shall also provide for toilet cleaning and supply, common area janitorial services, and window washing (collectively "Landlord's Janitorial Services") on weekdays (excluding Holidays) in accordance with the specifications applicable to Landlord's set forth in Exhibit E. The cost of all of the foregoing services furnished by Landlord shall constitute Operating Costs and shall be payable as provided in Section 9 of this Lease. Tenant will be solely responsible for the supply of all electricity to the Premises including for lighting, for the operation of office machines and communications equipment, and for Tenant's heating, ventilation and air-conditioning ("HVAC") service, which electrical service shall, pursuant to Exhibit C be separately metered and paid for directly by Tenant to the applicable utility provider.

         8.2 HVAC Service. It is intended that there be installed for service to the Premises certain dedicated HVAC equipment which will exclusively serve the Premises, and that Tenant therefore have thermostatic control over the HVAC systems serving the Premises at all times (e.g., the ability to operate the HVAC systems serving the Premises at such temperature levels, and at such times, as Tenant deems appropriate, provided (a) Tenant runs such HVAC systems at such intervals as are necessary to prevent freezing of pipes or other unusual damage to the Premises during the winter or other waste to the Premises, and to prevent unusual wear or damage to components of the HVAC system, (b) Tenant complies with any and applicable laws, regulations or ordinances which may regulate energy consumption and/or the temperature at which the Premises is maintained, and (c) Tenant shall be directly responsible for all scheduled maintenance, repairs and/or replacements required to be made to the HVAC system serving the Premises.

         8.3      Additional Provisions. Except as specifically provided in
Section 8.5, below, Landlord shall not be liable to Tenant for any loss, injury or damage to property, or loss of income or other business loss, caused by or resulting from any variation, interruption, or failure of such services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. In addition, Landlord shall not be liable to Tenant for (a) any damage to the Premises, (b) any loss, damage or injury to any property therein or thereon, (c) any claims for the interruption of or loss to Tenant's business or (d) for any indirect damages or consequential losses, to the extent occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes, other water leakage or flooding, or other similar causes in, above, upon or about the Premises or the Building. The foregoing exculpatory clauses shall not, however, be construed to exculpate Landlord from (i) any liability to third parties for bodily injury or death to persons arising out of Landlord's negligence or willful misconduct, and (ii) any liability for damage to tangible property of Tenant arising due to Landlord's negligence or willful misconduct, but solely to the extent such damage is not insurable under the policies of property and casualty insurance which Tenant is required to carry (or self insure) pursuant to this Lease. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Base Rent, additional rent or other sums payable by Tenant hereunder.

         8.4 Measurement of Tenant's Electrical Consumption. If for any reason it is not possible for Landlord to cause Tenant's electrical service to be separately metered, Landlord reserves the right to determine Tenant's electrical consumption by engineering surveys (to the extent that Landlord does not install separate electrical measurement devices), which surveys shall be based on the actual electrical consumption for the Building in which the Premises is located and to charge Tenant for the actual cost of such consumption. Such engineering surveys will be conducted by a licensed third party engineer selected by Landlord whose findings will be determinative except as hereafter provided, and such survey(s) will be conducted in accordance with reasonable and sound engineering practices.

         8.5 Interruption in Services. Section 8.3, above, to the contrary notwithstanding, in the event that (i) the supply of hot and cold water, electrical service or elevator service for a minimum of one (1) elevator (hereinafter, each an "Essential Service" and collectively "Essential Services") is interrupted as a result of the negligence or willful misconduct of Landlord, or its agents, employees or contractors (and not as a result of any cause beyond Landlord's reasonable control, such as a general electrical outage or blackout, or due to Tenant's fault), and (ii) such interruption continues for a period exceeding seventy-two (72) consecutive hours after Tenant first notifies Landlord of such interruption, and (iii) as a result thereof Tenant is unable to and does not in fact conduct business from the Premises or any portion thereof, then from and after such seventy-second (72nd) consecutive hour, Tenant shall be entitled to abate its Base Rent and additional rent obligations hereunder as to the Premises or portion thereof which is not usable (and is in fact not used) until such time as the applicable Essential Service(s) are restored. The foregoing shall constitute Tenant's sole and exclusive remedy in the event of an interruption of services to the Premises and in no event shall Landlord be liable or responsible to Tenant for lost profits, other business interruption losses or consequential damages of any kind, provided that if Landlord fails promptly to commence, and to use diligent efforts thereafter, to cure (or to cause the applicable utility provider to cure) the applicable interruption or failure (even if not caused by Landlord's negligence or misconduct), then Tenant shall have the right to exercise its right of self-help as more fully set forth in Section 34, below (subject to any provisions therein requiring notice and the opportunity to cure), and all reasonable expenses incurred by Tenant in the exercise of such right shall be recoverable by Tenant from Landlord.

         8.6 Tenant Access to Premises. Subject (i) to the Building's normal security requirements (which may include restricted key-card access after Normal Business Hours, lobby screening by the Building's security personnel, or similar security measures, none of which will prevent Tenant from gaining access to the Premises, and (ii) causes beyond Landlord's reasonable control, including the need to restrict access in order to perform necessary repairs (provided Landlord will use all diligent efforts to minimize the scope and duration of any such interference with Tenant's access), Tenant shall during the Term have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

9.       EXPENSE INCREASES.

         9.1 Defined. For each calendar year or portion thereof during the Term, commencing on the first anniversary of the Space A Commencement Date in respect of Space A, and commencing on the first anniversary of the Space B Commencement Date in respect of Space B, Tenant shall pay as additional rent to Landlord an amount (hereinafter referred to as "Expense Increases") equal to the difference between:

                  (A) Tenant's Share of Operating Costs (defined in Section 9.5, below) for such calendar year; and

                  (B) Tenant's Share of Operating Costs for the Operating Costs Base Year (defined in Section 9.2, below).

         9.2 Base Year. For all purposes hereof, the "Operating Costs Base Year" shall be Calendar Year 1999.

         9.3 Estimated Payments. Tenant shall make monthly installment payments on an estimated basis toward Tenant's Share of Expense Increases, in an amount equal to one-twelfth (1/12) of Landlord's estimate of the Tenant's Share of Expense Increases for the then-current calendar year. Tenant's obligation to make monthly installment payments toward Tenant's Share of Expense Increases for Space A shall not commence until the first anniversary of the Space A Commencement Date. Tenant's obligation to make monthly installment payments toward Tenant's Share of Expense Increases for Space B shall not commence until the first anniversary of the Space B Commencement Date. The foregoing estimate(s) shall be based on Landlord's reasonable estimate of Expense Increases for such calendar year (which shall not exceed 105% of the prior year's Expense Increases in the absence of evidence that a larger estimate is warranted). Landlord shall endeavor to communicate such estimate to Tenant on or before the date Landlord provides Tenant with the Expense Statement referenced in Section 9.4, below, provided that until Landlord provides such estimate to Tenant, Tenant's estimated payments will be based upon the prior year's estimate. If at any time or times during such calendar year, it appears to Landlord that Tenant's Share of Expense Increases for such calendar year will vary from Landlord's estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and

Tenant's estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

         9.4      Annual Reconciliation. Within approximately one hundred twenty
(120) days after the end of each calendar year after the Operating Costs Base Year, Landlord shall provide to Tenant a statement (the "Expense Statement") setting forth Operating Costs for such calendar year and Tenant's Share of Expense Increases for such year, calculated in accordance with Section 9.1, above. Within thirty (30) days after the delivery of such Expense Statement, Tenant shall pay to Landlord any deficiency between (a) the amount shown as Tenant's Share of Expense Increases for such calendar year, and (b) any payments made by Tenant toward such amount in accordance with Section 9.3, above. If the payments made by Tenant pursuant to Section 9.3 exceed the amount shown in the Expense Statement as Tenant's Share of Expense Increases for such calendar year, the excess amount shall be applied against the next payment(s) of Base Rent or additional rent coming due hereunder, unless the Lease shall have expired, in which event Landlord shall refund such excess at the time of its delivery of the Expense Statement.

         9.5 Operating Costs. The term "Operating Costs" shall mean any and all expenses incurred by Landlord in connection with the operation, management, maintenance, repair and security of the Building and the Land, and all easements, rights and appurtenances thereto, in accordance with and subject to the standards set forth herein, and specifically excluding the expenses identified in Section 9.6, below. Operating Costs shall include:

                  (a) the cost of the personal property used in conjunction therewith;

                  (b) subject to Section 9.5(l), below, costs to repair and maintain the Building, Land, Building Systems, Common Areas and Premises (but excluding repairs to Structural Elements, which shall be Landlord's sole responsibility, and which are hereinafter referred to as "Structural Repairs");

                  (c) all expenses paid or incurred by Landlord for electricity, water, gas, sewer, oil, and other utility services for the Building, including any utility surcharges imposed, but excluding electricity provided to the electrical lights, outlets, and other electrical connections located within those portions of the Building that are leased or leasable to tenants and electricity provided to the HVAC units which serve the Building other than Tenant's HVAC systems;

                  (d) any other the costs and expenses incurred in connection with the provision of the utilities and services set forth in Section 8, above, including without limitation the maintenance, repair and replacement of the Building Systems furnishing such utilities and/or services;

                  (e) the cost of Building supplies and materials;

                  (f) the cost of cleaning and janitorial services in or about the Common Areas of the Building (and excluding janitorial service provided to the interior of any other premises within the Building) and the Land;

                  (g) the cost of window glass replacement, repair and cleaning (but excluding capital improvements unless and except to the extent included under Section 9.5(1), below);

                  (h) the cost of repair and maintenance of the grounds, including costs of landscaping, gardening and planting, including service or management contracts with independent contractors, and including security and energy management services and costs;

                  (i) operating costs associated with compliance with any governmental laws, rules, orders or regulations in the operation of the Building and the provision of services hereunder which are in effect during the Lease Term (but excluding capital improvements unless and except to the extent included under Section 9.5(1), below);

                  (j) utility taxes in connection with (or reasonably allocable to) the Common Areas;

                  (k) the amount of compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical; and general welfare benefits such as health, accident and group life insurance, pension payments, payroll taxes, and worker's compensation insurance) paid for all persons who perform duties in connection with the operation, management, maintenance and repair of the Building, including building engineers, custodial staff and similar operating personnel, security guards, and including the property manager, but excluding any executives or other employees of Landlord or its property management firm who are above the level of property manager, and excluding any portion of such compensation which is not reasonably allocable to services performed for the Building;

                  (l) any capital expenditures incurred to reduce Operating Costs, to comply with any governmental law, order, regulation or other legal requirement enacted after the Date of this Lease, to replace existing equipment and machinery necessary to the day to day operation of the Building, or which are capital replacements (i.e., replacements of common area or common usage Building components and systems in lieu of capital repairs otherwise required to be made thereto, but excluding capital replacements made in lieu of Structural Repairs and excluding any capital replacements of HVAC equipment serving portions of the Building other than the Premises), provided that (i) each such capital expenditure shall be amortized on a monthly basis over the useful life thereof as determined in accordance with generally accepted accounting principles at an interest rate of twelve percent (12%) per annum, and the amount recoverable by Landlord as an Operating Cost in each year of the Term thereafter occurring (including the year in which such expenditure is made) shall equal the sum of all such amortization payments payable during each such year, and (ii) with respect to any capital expenditure which is incurred solely to reduce Operating Costs, the amount otherwise recoverable under clause 9.5(l)(i), above, shall be further limited by the amount of such reduction which is achieved in each applicable year.

                  (m) cost of premiums for casualty, liability, elevator, workman's compensation, boiler and machinery, sprinkler leakage, rent loss, use and occupancy and other insurance customarily obtained by landlords of first class office buildings in Washington, D.C., or contemplated to be obtained by the terms of this Lease;

                  (n) license, permit and inspection fees;

                  (o) management fees (not to exceed customary amounts paid in the market area in which the Building is located);

                  (p) [intentionally deleted]

                  (q) the cost of ordinary compliance with Environmental Laws, except as prohibited to be included as an Operating Cost under clause (10) of
Section 9.6, below;

                  (r) [intentionally deleted]

                  (s) the cost of operating any fitness facility, conference facility, transportation service, concierge service, or other similar amenity furnished generally to tenants of the Building, but only to the extent such amenity was being furnished and was included in the Operating Costs Base Year as of the date of execution of this Lease (and provided that Landlord may exclude Tenant and its employees and guests from participating in any such amenity which is introduced by Landlord in the future unless Tenant agrees to include the cost thereof within the definition of Operating Costs hereunder);

                  (t) the cost of trash removal, including all costs incurred in connection with waste product recycling pursuant to Section 5.5 (except to the extent any such costs are charged directly to the tenants);

                  (u) any local and state governmental or quasi-governmental surcharges or special charges assessed in connection with the operation and maintenance of the Building;

                  (v) the cost of uniforms and dry cleaning for on-site Building personnel (except to the extent the personnel involved are required to contribute to the cost of such dry cleaning);

                  (w) the cost of snow and ice removal or prevention;

                  (x) the cost of telephone, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Building;

                  (y) the cost of operating any Building security systems, including any Data Watch or similar key card entry/access security system for the Building, to the extent such systems are provided for the Building; and

                  (z) any other expense or charge whether or not hereinbefore described which, in accordance with generally accepted accounting and management practices, would be considered a reasonable and necessary expense of maintaining, managing, operating or repairing the Building and/or the Land.

         9.6 Exclusions. Notwithstanding the foregoing, Operating Costs shall not include any of the following: (1) capital expenditures, except those set forth in item 9.5 (1), above; (2) costs of any special services rendered to individual tenants (including Tenant), for which a special, separate charge is made to the tenant receiving the service; (3) painting, redecorating or other similar work which Landlord performs for specific tenants, the expenses of which are paid by such tenants or, if paid by Landlord, do not arise out of necessary repairs recoverable under Section 9.5; (4) Real Estate Taxes (as defined in
Section 10); (5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except as set forth in Section 9.5(1), above); (6) ground rent; (7) interest and amortization of funds borrowed by Landlord (except as specifically provided above); (8) leasing commissions, and advertising, legal, space planning and construction expenses, incurred in procuring, negotiating leases with, and installing leasehold improvements for, tenants or prospective tenants of the Building; (9) salaries, wages, compensation and/or other employment benefits paid or provided to officers or executives of Landlord or Landlord's property management firm (e.g., above the grade of property manager) in their capacities as officers and executives; (10) all costs to clean-up or remediate any Hazardous Materials Release; (11) costs incurred to comply with applicable laws and codes as in effect as of the date of execution of this Lease (including any laws relating to CFC removal or replacement); (12) costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes the Landlord, to the extent the same is separate and apart from the cost of the operation of the Building, including legal entity formation and legal entity accounting (including any incremental additional accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building's owners or lenders); (13) any costs, fines or penalties incurred due to the violation by Landlord of any law, regulation or governmental rule or authority; (14) costs or expenses of electricity provided to any leasable spaces within the Building (but Operating Costs shall include electricity furnished to the Common Area); (15) salaries, wages, or other compensation or benefits paid to senior employees of Landlord (e.g., employees above the grade of property manager; (16) all amounts which are paid to Landlord or any affiliate or subsidiary of Landlord, or any representative, employee or agent of same, to the extent the costs of such services materially exceed the reasonable and customary rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience; (17) costs incurred by Landlord as a result of a breach by any tenant of its lease or occupancy obligations, or due to a default by Landlord under any lease (including this Lease), including any associated legal and other professional fees; (18) any amount paid to maintain, operate and/or repair the parking garage; (19) the cost of repairing any HVAC systems serving exclusively any leasable areas within the Building (including the Premises, which system is to be repaired by Tenant solely at Tenant's expense as herein provided); (20) the amount paid for any new category of services or amenities provided to the Building in the future which services or amenities were not being provided to the Building during the Operating Costs Base Year, unless an appropriate amount is added to the amount of Operating Costs for the Operating Costs Base Year in respect of such services or amenities, in order to reasonably approximate what the cost of the such service or amenity would have been in the Operating Costs Base Year had such service or amenity been provided on the same basis in that year as it is being provided in the year of calculation; (21) any interest, fines or penalties incurred due to Landlord's delinquent payment of any sums due and owing, except to the extent due to Tenant's non-payment of sums due under this Lease; (22) costs associated with acquiring or replacing any artwork within the Building;
(23) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, other tenants or any other source, excluding general payments of Expense Increases pursuant to this Section 9 by Tenant and other tenants of the Building; and (24) except as specifically included in Operating Costs under Section 9.5, above, any other expense or charge which, in accordance with generally accepted accounting and management practices, would not be considered a reasonable and necessary expense of maintaining, managing, operating or repairing the Building and/or the Land.

         9.7 Further Adjustment. In the event Landlord shall furnish any utility or service which is included in the definition of Operating Costs to less than ninety-five percent (95%) of the rentable area of the Building because
(i) the average occupancy level of the Building for the Operating Costs Base Year and/or any subsequent calendar year was not ninety-five percent (95%) or more of full occupancy, (ii) any such utility or service is not required by or provided to one or more of the tenants or occupants of the Building, and such tenant(s) is(are) not required to contribute its (their) proportionate share thereof, or (iii) any tenant or occupant is itself obtaining or providing any such utility or services directly, then the Operating Costs for such year (including the Base Services Year) shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred had the Building been ninety-five percent (95%) occupied during the year in question and such utilities and services provided to all tenants. The intent of this Section 9.7 is to ensure that the reimbursement of all Operating Costs is fair and equitably allocated among the tenants receiving such utilities and services and shall not be construed as a method of charging Tenant for items (such as in-premises HVAC or janitorial service) which are excluded from Operating Costs hereunder because Tenant is acquiring such service(s) directly at Tenant's sole expense). In the calculation of Operating Costs hereunder, no expense shall be charged more than once.

         9.8 Allocation of Multi-Building Operating Costs. If and to the extent the Building is part of a larger project, business park or master development, and services or items which are within the definition of Operating Costs are provided to multiple buildings in such project on a shared basis, Landlord shall allocate to the Building an equitable portion of the Operating Costs arising out of such services or items, that is, the portion of the total cost of such services or items which corresponds to the Building's equitable share thereof. By way of example, landscaping costs which are contracted as an entirety for a multi-building project shall be allocated on an appropriate basis between all tenantable buildings in such project.

         9.9      Tenant's Right of Review.

                  9.9.1 Each Expense Statement which Landlord provides to Tenant pursuant to this Section 9, above, shall be conclusive and binding upon Tenant unless, within one hundred eighty (180) days after Tenant's receipt of the Expense Statement for a particular calendar year, Tenant provides Landlord with written notice (the "Review Notice") stating that Tenant is exercising its right to undertake a more extensive review of the Operating Costs or Real Estate Taxes (hereinafter "Total Expenses") for the Building for such calendar year. Such review shall commence within sixty (60) days after Tenant's Review Notice on a mutually agreeable time and date, at the offices of Landlord (or such other location as is reasonably designated by Landlord), and shall be completed within thirty (30) days after commenced. Tenant's (or its agent's) review shall take place during Landlord's normal business hours, and shall be limited to those books and/or documentation which contain the data for and the method used by Landlord in calculating the Total Expenses for the Building for the applicable year (including any supporting or back-up information relating to such expenses to the extent existing). Tenant's right to review Total Expenses for the Building for a particular calendar year shall be a one-time right for each calendar year.

                  9.9.2 Tenant shall notify Landlord in writing of the results of Tenant's review within thirty (30) days after such review is completed. If Tenant's review demonstrates that Landlord has overstated Total Expenses, but by less than three percent (3%), then Landlord shall credit the amount of such overstatement against Tenant's next due payment of Base Rent and additional rent, and Tenant shall bear the full cost of Tenant's review. If Tenant's review demonstrates that Landlord has overstated Total Expenses by three percent (3%) or more, then Landlord shall credit such amount against Tenant's next due payment of Base Rent and additional rent, and Landlord shall reimburse Tenant the reasonable and actual costs of Tenant's review, not to exceed Two Thousand Five Hundred Dollars ($2,500.00). If Tenant's review demonstrates that Landlord has not overstated Total Expenses, then (i) Landlord shall have the right to invoice Tenant for any amount by which Tenant's share of Total Expenses was understated, which invoice shall be payable by Tenant within thirty (30) days alter receipt thereof, (ii) Tenant shall bear the full cost of Tenant's review, and (iii) Tenant shall reimburse Landlord for any reasonable and actual third party costs which Landlord incurred in connection with such review, not to exceed Two Thousand Five Hundred Dollars ($2,500.00). Any sum due from Landlord to Tenant under this Section 9.9.2 shall bear interest at the Default Rate from the later of (i) the date of the Expense Statement or (ii) the date Tenant paid such amount to Landlord until the date the same is paid by Landlord hereunder.

                  9.9.3 If Landlord disputes the results of Tenant's review, and the parties are unable to reach agreement with regard thereto despite good faith efforts to do so, Tenant may submit the matter for resolution by binding arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association. In no event will Tenant withhold any Base Rent or additional rent otherwise due under this Lease during the pendency of any such review (or during the pendency of any dispute with regard to the results of such review).

10.      INCREASES IN REAL ESTATE TAXES.

         10.1 Defined. For each calendar year or portion thereof during the Term, commencing on the first anniversary of the Space A Commencement Date in respect of Space A, and commencing on the first anniversary of the Space B Commencement Date in respect of Space B, Tenant shall pay as additional rent to Landlord, without diminution, set-off or deduction (except as expressly set forth herein), Tenant's share of an amount (hereinafter referred to as "Tax Increases") equal to the difference between:

                  (A) Tenant's Share of Real Estate Taxes (defined in Section 10.5, below) paid in such calendar year; and

                  (B) Tenant's Share of Real Estate Taxes paid in the Real Estate Tax Base Year (defined below.)

         10.2 Base Year. For all purposes hereof, the "Real Estate Tax Base Year" shall be Calendar Year 1999.

         10.3 Estimated Payments. Tenant shall make monthly installment payments toward Tenant's Share of Tax Increases on an estimated basis, based on Landlord's reasonable estimate of Tax Increases for such calendar year. Tenant shall pay Landlord, commencing on the first anniversary of the Space A Commencement Date in respect of Space A, and commencing on the first anniversary of the Space B Commencement Date in respect of Space B, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of Landlord's estimate of Tenant's Share of Tax Increases for the then-current calendar year. If at any time or times during such calendar year, it appears to Landlord that Tenant's Share of Tax Increases for such calendar year will vary from Landlord's estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant's estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

         10.4 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year after the Real Estate Tax Base Year, Landlord shall provide to Tenant a statement (the "Expense Statement") setting forth the total Real Estate Taxes for such calendar year and Tenant's Share of Tax Increases for the applicable year. Within thirty (30) days after the delivery of such Expense Statement, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant's Share of Tax Increases for such calendar year and the estimated payments made by Tenant toward such amount in accordance with Section 10.3, above. In the case where the Expense Statement reflects excess estimated payments, the excess shall be applied against the next payments of Rent becoming due under this Lease, unless the Lease shall have expired, in which event Landlord shall refund such excess, without interest, with the delivery of the Expense Statement.

         10.5 Real Estate Taxes. For purposes of this Lease, "Real Estate Taxes" shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Property, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Property under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system, and shall include "Business Improvement District" assessments. Real Estate Taxes (a) shall include all reasonable expenses (including, but not limited to, attorneys' fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes, and (b) shall exclude any franchise, capital stock, capital, rent, income, profit or similar tax or charge, and shall also exclude any interest or penalties payable by virtue of Landlord's delinquency in making a required payment (unless, and solely to the extent, such delinquency is attributable to Tenant's failure to satisfy its payment obligations under this Lease). Landlord shall pay any special assessment by installments to the extent it has the right to do so, and in such event, Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment. In the event Landlord succeeds in obtaining a reduction of such taxes, rates or assessments, then, after reimbursement to Landlord of all expenses (including, but not limited to, attorneys' fees, disbursements and actual costs) incurred by Landlord in obtaining such reduction, Tenant shall be entitled to receive its proportionate share of the net amount of any refund received or reduction obtained by Landlord to the extent allocable to the Term of this Lease.

11.      ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.

         11.1 Partial Year; End of Term. To the extent Real Estate Taxes, and/or any items of Operating Costs, cannot more accurately be determined for any partial calendar year of the Term by a method other than proration, the parties agree that such determination shall be made by multiplying the amount thereof for the full calendar year by a fraction, the numerator of which is the number of days during such partial calendar year falling within the Term and the denominator of which is 365. If this Lease terminates on a day other than the last day of a calendar year, the amount of any adjustment to Tenant's Share of Expense Increases and Tax Increases with respect to the calendar year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such termination date bears to 365; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the applicable Expense Statement with respect to such calendar year.

         11.2 Other Taxes. In addition to Tenant's Share of both Expense Increases and Tax Increases: (a) Tenant shall pay to Landlord (in accordance with Section 1.5, above) Tenant's Share of any taxes imposed upon the Premises, the Building, the Land or the rents payable hereunder in the nature of a sales or use tax or other levy (but not including any income or franchise tax, net profits tax, estate tax, inheritance tax, successor or gift or transfer tax, or payroll tax); and (b) to the extent personal property of Tenant located in the Premises or the Building is separately assessed and taxed to the personal property owner, Tenant shall pay, prior to delinquency, all such personal property taxes payable with respect to all property of Tenant located in the Premises or the Building and shall provide promptly, upon request of Landlord, written proof of such payment.

         11.3 Timing of Estimates. If Landlord does not determine its estimate for the then current calendar year of Tenant's Share of Expense Increases and/or Tax Increases until February 1 or later, Tenant shall continue to make such payments at the prior calendar year's rate, and in such event, Tenant's first such estimated payment installment after such estimate is first made or updated shall include, retroactively, any increases in the monthly estimated payments applicable since January 1 of the same calendar year.

12.      TENANTS INSURANCE.

         12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance: (i) Commercial general liability insurance naming the Landlord and Landlord's managing agent as additional insureds against any and all claims for bodily injury and property damage occurring in or about the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000). If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease; (ii) personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises for perils covered by the causes of loss -- special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable), which insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing; (iii) workers' compensation insurance in accordance with statutory laws and employers' liability insurance with a limit of not less than One Hundred Thousand Dollars ($100,000) per employee and Five Hundred Thousand Dollars ($500,000) per occurrence; (iv) business interruption insurance in an amount equal to at least to twelve (12) months of Base Rent payable by Tenant hereunder, and which shall not contain a deductible greater than an amount equal to seventy-two (72) hours of the Base Rent in effect at such time (or an equivalent amount expressed in dollars), and which shall name Landlord as an additional insured; and (v) such other insurance as may be required by Landlord's beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, or as is reasonable and customary for first class office buildings in the area in which the Building is located.

         12.2 Rating; Certificates; Cancellation. The policies required to be maintained by Tenant shall be with companies rated A:X or better in the most current issue of Best's Insurance Reports, and licensed to do business in the state in which the Premises are located and domiciled in the USA. Except as provided in Section 12.1, above, or in Section 12.3, below (with respect to self insurance) any deductible amounts under any insurance policies required hereunder shall not exceed One Thousand Dollars ($1,000). Evidence of insurance (in the form of insurance certificates upon which Landlord has the right to rely) shall be delivered to Landlord prior to the Commencement Date. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

         12.3 Self-Insurance. The foregoing provisions of this Article 12 to the contrary notwithstanding, (i) Tenant shall have the right to self-insure the business interruption coverage described in Section 12.1(iv), above, provided that such self-insurance shall be deemed the functional equivalent of third party insurance for all purposes of this Lease, including the waiver of claims and waiver of subrogation provisions set forth in Article 19 hereof (and such waivers shall therefore apply to the amount of any such self-insured business losses), (ii) except as provided in clause (iii), below, Tenant shall have the right to self-insure the deductible amount under any of its insurance policies hereunder to the extent the same exceeds of One Thousand Dollars ($1,000.00) (which is the maximum deductible otherwise permitted under Section 12.2, above), provided that such self-insurance shall be deemed the functional equivalent of third party insurance for all purposes of this Lease, including the waiver of claims and waiver of subrogation provisions set forth in Article 19 hereof (and such waivers shall therefore apply to the amount of any self-insured excess deductible), and (iii) provided Tenant has and maintains at all applicable times a minimum tangible net worth (tangible assets less liabilities) of One Hundred Million Dollars ($100,000,000) and liquid assets (cash or cash equivalents) net of current liabilities in excess of Twenty Million Dollars ($20,000,000), and is operating and maintaining a bonafide self-insurance program which includes the establishment and retention of reserves sufficient to cover probable loss contingencies, Tenant shall be permitted to self-insure (A) the casualty coverage on its personal property otherwise described in Section 12.1(u), above, and (B) any deductible in excess of $50,000, provided that any such self-insurance shall be deemed the functional equivalent of third party insurance for all purposes of this Lease, including the waiver of claims and waiver of subrogation provisions set forth in Article 19 hereof, (and such waivers shall therefore apply to the amount of any self-insured casualty losses or any self-insured excess deductible).

13.      LANDLORD'S INSURANCE.

         At all times during the Lease Term, Landlord will maintain (a) fire and extended coverage insurance covering the Building, in an amount sufficient to prevent Landlord from being a co-insurer under its policies of insurance, and
(b) public liability and property damage insurance in an amount customary for properties which are comparable to the Building, as determined by Landlord in its sole but reasonable discretion, including coverage for loss of rental income. Landlord shall also have the right to obtain such other types and amounts of insurance coverage on the Building and Landlord's liability in connection with the Building as Landlord determines is customary or advisable for a first class office building in the Washington, D.C. metropolitan area. Tenant acknowledges and agrees that all premiums for insurance obtained by Landlord pursuant to this Section 13 shall be included within "Operating Costs," as such term is defined in Section 9, above.

14.      DAMAGE OR DESTRUCTION.

         14.1     Damage Repair.

                  14.1.1 If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then, unless this Lease is terminated for reasons permitted pursuant to Sections 14.2 and/or 14.5, below, Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord's good faith written estimate (the "Estimate") of how long it will take to repair or restore the Premises.

                  14.1.2 If the Estimate indicates that Landlord will require less than one hundred eighty (180) days after the date of such casualty to perform such repairs or restoration, then this Lease shall continue in full force and effect, and Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion the restoration of the Premises to their previous condition, subject to Section 14.4 below and subject to Force Majeure (as defined herein) or delay caused by Tenant. Pending substantial completion of such restoration, the Base Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof.

                  14.1.3 If Landlord indicates within the Estimate that it will require in excess of one hundred eighty (180) days after the date of such casualty to fully repair or restore the Premises in accordance herewith, then within thirty (30) days after Landlord delivers Tenant the Estimate, Tenant shall have the right to terminate this Lease by written notice to Landlord, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect.

                  14.1.4 If neither party elects to terminate the Lease, as otherwise provided in this Section 14, Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion such restoration. If such restoration is not substantially completed within one hundred eighty (180) days after the date of the casualty (or such longer period as was referenced in the Estimate, if applicable), then for a period of up to thirty (30) days after the expiration of such period (but in all events no later than the date Landlord substantially completes its restoration of the Premises), Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord completes such restoration prior to the end of the thirty (30) day notice period, Tenant's notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

         14.2 Termination for Material Damages. If (i) the Building shall be materially destroyed or damaged to the extent that the restoration of such, in Landlord's judgment, is not economical or feasible, or (ii) Landlord's mortgagee (if any) requires that the proceeds of insurance be applied to reduce any amounts outstanding under such mortgage, then in any such event, Landlord may, at its election, terminate this Lease by notice in writing to Tenant within thirty (30) days after such destruction or damage. Such notice shall be effective thirty (30) days after receipt thereof by Tenant.

         14.3 Business Interruption. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or the Premises.

         14.4 Repairs. Landlord's repair obligations, should it elect to repair, shall be limited to restoration of leasehold improvements which were constructed out of the Improvement

Allowance, provided that such restoration obligation shall include the HVAC system and base building electric service serving the Premises (which will be insured by Landlord) but will exclude any requirement that Landlord restore any of Tenant's telecommunications equipment, fixtures and/or other specialized equipment of Tenant, such as Tenant's UPS system, Tenant's generator, and/or Tenant's generator fuel tank, all of which will be insured and, if applicable, restored by Tenant even if such items were paid for in whole or in part out of the Improvement Allowance. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, the requirements of Landlord's mortgagee as they relate to holding insurance proceeds in trust and disbursing them only after certain required submissions are made (if any), which Landlord will use reasonable efforts to comply with, and to delay in the process of adjusting any insurance claim associated therewith; and neither delays resulting from any of the foregoing, nor modifications to the Building or to the interior of the Premises occurring by virtue of the application of such requirements, shall not constitute a breach of this Lease by Landlord as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion consistent with the pre-existing condition of the applicable improvements.

         14.5 End of Term Casualty. Anything herein to the contrary notwithstanding, if during the last twelve (12) months of the Lease Term the Premises are destroyed or damaged to the extent that at least thirty percent (30%) or more of the rentable area is rendered untenantable, then either Landlord or Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party's receipt of such notice (provided that if there is a renewal option which is still available to be exercised by Tenant under this Lease as of the date Landlord provides Tenant with a notice of such termination, and Tenant validly exercises such option in the manner required under this Lease within ten (10) days after the date of Landlord's termination notice to Tenant under this Section 14.5, then Landlord's termination notice shall thereupon be deemed rescinded, as if such casualty had not occurred during the last twelve (12) months of the Lease Term (but the same shall not affect Tenant's termination rights, if applicable, under Section 14.1.3, above, nor Landlord's termination rights, if applicable, under Section 14.2, above). Such notice of termination must be delivered within thirty (30) days after such casualty, or shall be deemed waived.

         14.6 Relocation to Interim Space. If all or part of the Premises is damaged or destroyed by fire or other casualty and neither party elects to exercise its termination right hereunder (or if no termination rights are triggered), then Landlord shall have the option, to be exercised by delivering written notice to Tenant within thirty (30) days after the date of such casualty, but only upon reaching mutual agreement with Tenant that such relocation is practicable in light of the specialized needs of Tenant's telecommunications use and the likely time period for reconstruction, and any other relevant issues which bear on Tenant's ability to conduct telecommunications operations from such temporary space, to relocate Tenant to available space in the Building which is comparable to the Premises (the "Interim Space") for the period during which the Premises are repaired or restored, provided that (i) Landlord shall pay the reasonable and actual costs to move Tenant's moveable fixtures, furniture and equipment into the Interim Space, and out of the Interim Space when the Premises is repaired, (ii) the square footage of the Interim Space shall not be less than ninety percent (90%) of the square footage of the Premises unless Tenant agrees otherwise, (iii) the Interim Space shall be reasonably suitable for the conduct and operation of Tenant's business, and (iv) upon occupancy of the Interim Space, Tenant shall pay Landlord Base Rent and additional rent for the Interim Space as set forth in this Lease, which shall be adjusted to reflect the square footage of the Interim Space; however, in no event shall the Base Rent and additional rent for the Interim Space exceed the Base Rent and additional rent for the Premises. If Landlord exercises the foregoing option, Tenant shall relocate from the Premises to the Interim Space within thirty (30) days after receipt of Landlord's notice; and Tenant shall relocate from the Interim Space to the reconstructed Premises within thirty (30) days after Landlord notifies Tenant that the repair of the Premises has been substantially completed.

15.      MACHINES AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES.

         15.1 Floor Load, and Excessive Noise, Vibration, and Electrical Usage. Tenant shall not, without Landlord's prior consent, place a load upon the floor of the Premises which exceeds the maximum live load per square foot which Landlord (or Landlord's architect or engineer) determines (in its good faith professional judgment) is appropriate for the Building. Tenant will notify Landlord prior to the installation of any high-density filing systems, or any unusually heavy equipment or machinery, in the Premises, and all such installations shall be subject to Landlord's reasonable consent. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant (at its expense) so as to absorb and prevent such vibration, noise, cold, heat or fumes. Except for Tenant's Telecommunication Use (the electrical requirements of which are addressed in Exhibit C of this Lease), Tenant will not install or operate in the Premises any electrical or other equipment whose electrical energy consumption exceeds that of normal office use, without first obtaining the prior consent in writing of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, but which may be conditioned upon Tenant's agreement to provide, at Tenant's sole expense and in a manner otherwise reasonably acceptable to Landlord, any additional electrical service necessary to meet the power requirements of such equipment without diminishing the electrical service otherwise available for the balance of the Building (e.g., new service). All changes, replacements or additions to any base building Systems which may be necessitated by the installation and operation of such electrical equipment and/or machinery by Tenant shall be subject to Landlord's consent, which shall not be unreasonably withheld, conditioned or delayed, and shall be performed under Landlord's direction at Tenant's expense.

         15.2 Alterations - Generally. In addition to the initial modifications and alterations to the Premises contemplated under Exhibit C to this Lease, Tenant may make cosmetic alterations (i.e., repainting, replacement of carpeting, installation of wall covering, etc.) to the Premises without Landlord's consent, provided that Landlord is notified in writing prior to commencement of any such cosmetic alterations and the same do not diminish the value of the Premises in more than a de minimis amount. All other alterations, additions and improvements proposed to be made to the Premises by Tenant (hereinafter, "Alterations") (exclusive of the initial modifications and alterations to the Premises contemplated under Exhibit C to this Lease, which are subject to Landlord's approval to the extent so provided pursuant to, and in accordance with the approval standards set forth in, Exhibit
C), shall be subject to Landlord's prior written approval, in accordance with the standards hereafter set forth. In the case of Alterations which are structural or visible from the exterior of the Premises, such approval may be withheld or conditioned in Landlord's sole, absolute, and subjective discretion. In the case of all other Alterations, such consent may not be unreasonably withheld, conditioned, or delayed (and shall be deemed given if Landlord does not respond to Tenant's request for approval within ten (10) business days after Landlord receives Tenant's written request for approval accompanied by all applicable plans and specifications for such Alterations). Without limitation, it shall not be unreasonable for Landlord to deny its consent to any Alterations
(a) which would diminish the value of the leasehold improvements to the Premises in more than a de minimis amount, (b) which would adversely affect any Building Systems, (c) which would adversely affect the structural elements of the Building, (d) which would impose on Landlord any special maintenance, repair, or replacement obligations not within the scope of those expressly provided for herein, or (e) which would constitute "non-standard office improvements," meaning improvements which are unusual or extraordinary for standard office and telecommunications usage, including curved walls, circular rooms, windowless office areas, vault areas, etc. The foregoing notwithstanding, (i) Landlord will not withhold its consent to a proposed Alteration solely on the basis described in clause (d) if Tenant agrees, at the time of its request for approval or notice of such Alterations, to pay all costs associated with Landlord's meeting the additional obligations described in clause (d), and (ii) Landlord will not withhold its consent to a proposed Alteration solely on the basis described in clause (e) if Tenant agrees, at the time of its request for approval or notice of such Alterations, to remove such Alteration(s) and restore the Premises to its condition prior to the installation thereof, at Tenant's sole expense, upon the expiration or sooner termination of this Lease. All Alterations (including without limitation cosmetic alterations) shall be made (1) at Tenant's sole expense, (2) according to plans and specifications approved in writing by Landlord (to the extent Landlord's consent is required), (3) in compliance with all applicable laws, (4) by a licensed contractor reasonably satisfactory to Landlord, and (5) in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. In addition, except for (A) any alterations which Landlord requires Tenant to remove as a pre-condition to the installation thereof, in accordance with the approval standards set forth herein, (B) Tenant's movable office partitions, furniture, trade fixtures, and specialized telecommunications equipment (exclusive of (i) the generator and generator fuel tank, unless paid for exclusively by Tenant and not out of the Improvement Allowance, and (ii) Tenant's Supplemental HVAC Units (as defined in Exhibit C) and ancillary HVAC system modifications, and electrical upgrades contemplated hereunder, the surrender or removal of which shall be governed by other provisions within this Lease or Exhibit C which specifically address the surrender or removal of those items) and (C) any improvements which, pursuant to Exhibit C or the plans approved pursuant thereto, are required or designated to be removed by Tenant upon Lease termination or expiration, all Alterations (including without limitation cosmetic alterations) made by Tenant shall at once become a part of the realty and shall be surrendered with the Premises. The requirements and restrictions of this Section 15.2 are in addition to the provisions of Exhibit C of this Lease. This Article 15 and Exhibit C shall be harmonized to the fullest extent reasonably possible, provided that, to the extent of any irreconcilable conflict between the terms of this Article 15 and of Exhibit C, the terms of Exhibit C shall be controlling.

         15.3 Removal of Alterations. Tenant shall, at Tenant's expense, diligently remove all Alterations made by Tenant after the Commencement Date and designated by Landlord or agreed to by Tenant, as the case may be, to be removed at the time of Landlord's approval or Tenant's request for approval or notice thereof (unless otherwise required pursuant to Exhibit C), and, with respect to any such removal, Tenant shall repair any damage to the Premises caused by such removal and, except as otherwise provided herein, restore the applicable portion of the Premises to its condition prior to such Alteration, provided that to the extent Tenant makes approved Alterations which are in the nature of standard office improvements (such as the erection or demolition of partitioning walls, and the like), Landlord agrees that it will not condition its consent to such Alterations upon Tenant's agreement to remove such items and restore the affected portions of the Premises upon Lease expiration or earlier termination. Except for Tenant's Telecommunication Equipment. Tenant's UPS System, Tenant's Supplemental HVAC Units, Tenant's emergency generator and Tenant's Generator Fuel Tank (as each is defined in Exhibit C), the removal of which shall be governed by the applicable provisions of Part B of Exhibit C, Tenant shall surrender upon expiration or earlier termination of the Term of this Lease all initial improvements constructed to Premises pursuant to Exhibit C, including all improvements installed as part of Tenant's Work under Exhibit C, or paid for with the proceeds of any allowance paid by (or for the benefit of) Tenant pursuant to Exhibit C unless otherwise agreed to by the parties in writing. Tenant shall also remove all of its movable property and trade fixtures at the expiration or earlier termination of this Lease, and shall pay to Landlord the cost of repairing any damage to the Premises or Building resulting from such removal. In no event shall Tenant remove any portion of Landlord's Work except in connection with a permitted Alteration hereunder. All items of Tenant's movable property, trade fixtures and personal property that are not removed from the Premises or the Building by Tenant at the termination of this Lease or dispossession of Tenant due to default pursuant to Article 24 of this Lease shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant. Tenant's obligations under these Sections 15.2 and 15.3 shall survive the expiration or termination of this Lease.

         15.4     Additional Covenants Regarding Alterations.

                  15.4.1 Tenant shall be responsible for and shall pay when due all costs associated with the preparation of plans and the performance of Alterations, and the same shall be performed in a lien-free, first-class, and good and workmanlike manner, and in accordance with applicable codes and requirements, including the requirements of the Americans with Disabilities Act ("ADA"). Tenant shall pay the costs associated with Alterations on a timely basis so as to avoid the assertion of any statutory and/or common law lien against the Premises or the Building, and Tenant shall promptly (in all events within thirty (30) days after the date the same is first filed against the Building) remove or bond over to Landlord's satisfaction any lien filed against the Building or Premises as a result of Tenant's Alterations. Unless otherwise approved by Landlord, Tenant shall only use new, first-class materials in connection with Alterations. All contractors and subcontractors performing any work on behalf of Tenant within the Premises shall be subject to Landlord's approval in accordance with the procedures and standards set forth in Exhibit C, licensed to do business in jurisdiction within which the Premises is located, and for work involving a cost in excess of $100,000, shall be bonded (or at Landlord's sole option, bondable).

                  15.4.2 Tenant shall ensure that all contractors and subcontractors performing Alterations are insured in amounts required by law and reasonably acceptable to Landlord. Alterations may not commence, nor may Tenant permit its contractors and subcontractors to commence or continue any such work, until all required insurance has been obtained, and, if Landlord requests, until certificates of such insurance have been delivered to Landlord. Such insurance policies shall name the Landlord, Landlord's managing agent, and Landlord's mortgagee(s), if any, as additional insureds. Such certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days' prior written notice to Landlord. In the event Tenant employs a contractor or subcontractor to perform all or part of any Alterations, Tenant shall purchase, or cause its contractor to carry, General Contractor's and Subcontractor's Required Minimum Coverages and Limits of Liability as follows, which coverages shall be in amounts required by law and reasonably acceptable to Landlord and in addition to any and all insurance required to be procured by Tenant pursuant to the terms of this Lease: Worker's Compensation, Employer's Liability Insurance, any insurance required by any Employee Benefit Act (or similar statute), Comprehensive General Liability Insurance (including Contractor's Protective Liability), Comprehensive Automotive Liability Insurance, and Builder's Risk insurance.

                  15.4.3 Tenant agrees that Landlord and its agents and managers will have the right to inspect any Alterations made by Tenant's contractor(s) and subcontractor(s), and Tenant agrees to cooperate with Landlord to facilitate such inspections. In the performance of Alterations in accordance with this Lease, Tenant shall cause its contractor to use reasonable and diligent efforts not to interfere with ongoing operations in the Building. Tenant's contractor shall be responsible for all utility costs associated with the performance of Alterations and shall either supply its own electricity and other utilities, or shall reimburse Landlord for all utility consumption associated with such work. Tenant shall cause its contractor(s) to keep all construction areas clean and free of trash and debris and shall otherwise comply with any other reasonable rules and regulations established by Landlord with regard to construction activities within the Building. Tenant's construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of Tenant's contractor, its agents, employees and subcontractors. To the extent that any Alterations involve construction work which affects any exterior portions of the Building or Common Areas, Landlord may impose additional requirements as a condition of its approval of such Alterations to ensure that Tenant restores all affected areas of the Building's exterior and/or common areas to their original condition upon completion and otherwise protects and restores all affected work areas within the Building (including any portions of the Common Areas of the Building) utilized or affected in performing such Alterations.

                  15.4.4 Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Tenant agrees to comply

(or to cause its contractors to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of Alterations, and to promptly rectify any violations of such laws caused by the acts or omission of Tenant, its employees, agents and/or contractors, and Tenant shall be responsible for any non-compliance by Tenant or its agents, employees and contractors. Tenant and its contractor performing Alterations shall (a) provide copies of warranties for Alterations and the materials and equipment which are incorporated into the Building and Premises in connection therewith, (b) provide to Landlord all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of any Alterations, and (c) either assign to Landlord, or enforce on Landlord's behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord's responsibility under this Lease.

16.      ACCEPTANCE OF PREMISES.

         Landlord shall tender, and Tenant shall accept possession of the Premises, in as-is condition, and otherwise as described in (and in accordance with) the terms of Exhibit C hereto. All provisions regarding delivery of possession of the Premises, construction of leasehold improvements to the Premises (if any) and any adjustments which may be made with respect to the Commencement Date are set forth in Exhibit C. In no event shall Tenant have any claim against Landlord for losses or damages due to delays in obtaining final approvals or in achieving the Substantial Completion of the construction to be performed pursuant to Exhibit C, except as set forth therein. This Article 16 and Exhibit C shall be harmonized to the fullest extent reasonably possible, provided that, to the extent of any irreconcilable conflict between the terms of this Article 16 and of Exhibit C, the terms of Exhibit C shall be controlling.

17.      TENANT IMPROVEMENTS/SPECIALIZED PROVISIONS.

         Any initial improvements to be performed by Tenant to the Premises shall be governed by Exhibit C hereto. Exhibit C also sets forth certain specialized provisions relating to the equipment and facilities to be installed as part of Tenant's Telecommunication Use, and Tenant's and Landlord's respective rights and obligations with respect thereto, which provisions are hereby incorporated into the body of this Lease as if fully set forth herein.

18.      ACCESS.

         Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times and (except in cases of Emergency, as defined herein) upon reasonable prior notice, not to exceed two (2) business days: to inspect the same; to show the Premises to prospective tenants (but only during the last nine
(9) months of the Term), or to other interested parties such as prospective lenders and purchasers; to exercise its rights under Section 48; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant's obligations when Tenant has failed to do so within any applicable grace period provided for herein; to post notices of non-responsibility and similar notices and "For Sale" or "For Lease" signs upon or adjacent to the Building; or for any other legitimate business purpose. Tenant shall permit Landlord and its agents to enter the Premises at any time, and without prior notice, in the event of an Emergency, provided Landlord will use good faith efforts to notify Tenant telephonically as promptly as reasonably practicable in cases of any such Emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure. Landlord, in the exercise of all of its rights under this Section 18, shall (i) use commercially reasonable efforts to minimize disruption of Tenant's use and occupancy of the Premises, and (ii) except in cases of Emergency entry, comply with Tenant's reasonable security measures and perform such entries accompanied by a representative of Tenant (but only if Tenant makes such a representative available at the mutually agreed scheduled time for such entry, which Tenant agrees to use reasonable efforts to determine with Landlord promptly after receipt of any notice from Landlord seeking such non-Emergency entry, and which entry will in all events be scheduled promptly after the expiration of such two
(2) business day notice period, provided that, if Tenant fails to use reasonable and diligent efforts to schedule an entry otherwise permitted hereunder promptly after expiration of the aforesaid two (2) business day period, then Landlord may designate the time of such entry by a second written notice to Tenant, and Landlord may conduct such entry without having a representative of Tenant present if Tenant fails to make a representative available at the designated time).

19.      MUTUAL WAIVER OF CLAIMS AND SUBROGATION.

         19.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord's agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord's agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Tenant's property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or which Tenant elects to self-insure under the provisions of Article 12 of this Lease, and/or (ii) loss resulting from business interruption arising out of any of the perils which may be covered by the business interruption insurance policy which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or which Tenant elects to self-insure under the provisions of Article 12 of this Lease held by Tenant.

         19.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant's agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant's agents and employees from responsibility for and waives its entire claim of recovery for any and all (i) loss or damage to the property of Landlord located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Landlord's property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, and/or (ii) loss resulting from loss of rental income in the Building arising out of any of the perils which may be covered by the rent loss insurance policy which Landlord' is required to obtain under the applicable provisions of this Lease, whether or not obtained.

         19.3 Carriers. Unless impossible, Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

20.      INDEMNIFICATION.

         20.1 Tenant's Indemnity. Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, asserted against Landlord by third parties or sustained in connection with any third party claims for injury or death to persons or damage to property against Landlord, by third parties and arising out of the use, occupancy, conduct, or operation of the Premises by, or the willful misconduct or negligence of, Tenant, its officers, contractors, licensees, agents, servants, employees, or (while within the Premises) its guests or invitees, or caused by any failure of Tenant to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence of Landlord, or its officers, contractors, licensees, agents, employees or invitees.

         20.2 Landlord's Indemnity. Landlord shall indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys' fees and costs, asserted against Tenant by third parties or sustained by Tenant in connection with any third party claims for injury or death to persons or damage to property, and arising out of the use, occupancy, conduct, operation, or management of the Building by, or the willful misconduct or negligence of, Landlord, its officers, contractors, licensees, agents, servants, or employees, or caused by any failure of Landlord to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence of Tenant, or its officers, contractors, licensees, agents, employees or invitees, or by the acts or omission of any other tenants or occupants of the Building.

21.      ASSIGNMENT AND SUBLETTING.

         21.1 Consent Required. Subject to the terms of this Article 21, Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed as more fully set forth below.

         21.2     Procedure.

                  21.2.1 Except as specifically provided in Sections 21.2.2 and 21.4, below, Tenant must request Landlord's consent (in accordance with the standards hereinafter set forth) to any assignment or sublease in writing at least fifteen (15) days prior to the commencement date of the proposed sublease or assignment, which written request (a "Proposal Notice") must include (1) the name and address of the proposed assignee or subtenant, (2) the nature and character of the business of the proposed assignee or subtenant, (3) financial information (including financial statements) of the proposed assignee or subtenant, (4) the proposed effective date of the assignment or sublease, which shall be not less than fifteen (15) days thereafter, and (5) a copy of the proposed sublease or assignment agreement. Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting. Within fifteen (15) days after Landlord receives Tenant's Proposal Notice (with all required information included); but subject to Section 21.5, below, Landlord shall have the option (i) to grant its consent to such proposed assignment or subletting, or (ii) to deny its consent to such proposed assignment or subletting on a reasonable basis. If Landlord does not exercise one of the above options (or the termination right set forth in Section 21.5, below) within fifteen (15) days after Landlord receives such Proposal Notice, then Tenant may assign or sublease the Premises upon the terms stated in the Proposal Notice.

                  21.2.2 Section 21.2.1, above, and Section 21.5, below, to the contrary notwithstanding, Tenant shall have the right (i) to allocate space within the Premises to other persons or entities for use supplemental or complimentary to Tenant's telecommunications, including but not limited to the collocation of equipment owned by others, which arrangements will not require Landlord's prior consent or approval, and shall not be subject to Landlord's right to split profits or to terminate the Lease and recapture the Premises (in whole or in part), provided (A) Tenant will provide Landlord with notice of any such collocation arrangement, and (B) the provisions of Sections 21.3.2, 21.3.3,
21.3.4 and 21.3.5, below, shall apply to any such arrangement as if the party which is allocated space or permitted to collocate equipment were a sublessee of Tenant hereunder, and (ii) to sublet up to twenty-five percent (25%) of the net rentable area of the Premises (in the aggregate), for periods not in excess of one (1) year (a "short term sublease"), before a proposed short term sublease triggers Landlord's right of termination under clause 21.5, but any such sublease(s) shall nevertheless be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed as provided herein, and the provisions of Sections 21.3.2, 21.3.3, 21.3.4 and 21.3.5, below, shall apply to any such short term sublease as if the party which is allocated space or permitted to collocate equipment were a sublessee of Tenant hereunder.

                  21.2.3 Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease which requires Landlord's consent under this Lease if any one or more of the following criteria is applicable: (1) if the proposed assignee or subtenant is not creditworthy, is substantially less creditworthy than Tenant as of the date of Tenant's execution of this Lease, or it appears that, as a result of its financial condition, the proposed assignee or subtenant may be unable to meet its financial and other obligations under this Lease after such assignment or sublease; (2) if the proposed assignee or subtenant proposes to use the Premises for a purpose which is not a general office, administrative or telecommunications use permitted hereunder; (3) if the proposed assignee or subtenant has a history of landlord/tenant, debtor/creditor or other contractual problems (such as, but not limited to, defaults, evictions, enforcement litigation or other disputes) with Landlord, other landlords and/or creditors or other contracting parties; (4) unless Tenant remains in occupancy of a substantial percentage of the Premises after a sublease is entered into, if the proposed assignee or subtenant lacks reasonable prior successful operating experience, which the parties agree shall mean operating profitability (exclusive of extraordinary income or charges) for the three (3) consecutive years prior to the date of the proposed assignment or sublease; (5) unless Landlord has insufficient space available to accommodate the needs of such assignee or sublessee, if the proposed assignee or subtenant is an existing tenant, or the affiliate of an existing tenant, of the Building; and/or (6) if the space is one as to which Landlord has a right of termination under Section 21.5, the proposed sublease involves, in Landlord's reasonable judgment, a portion of the Premises which is not independently leasable space (which shall be understood to mean that, in order to satisfy this criteria, the proposed sublease space must have a proportion of windowed offices relative to the Rentable Area thereof which is comparable to the floor as a whole, and cannot lack reasonable means of ingress, egress or access to the Common Areas, common facilities and/or core areas of the Building located on such floor of the Building, such as access to elevators, bathrooms, telephone and electrical closets, etc.) (any space meeting such criteria being referred to herein as "Independently Leasable Space").

         21.3 Conditions. Any subleases and/or assignments hereunder arc also subject to all of the following terms and conditions:

                  21.3.1 If Landlord approves an assignment or sublease as herein provided, Tenant shall pay to Landlord, as additional rent due under this Lease, (i) in the case of an assignment, one half (1/2) of all sums received by Tenant in consideration of such assignment, calculated after Tenant has recovered in full from such consideration its "Transaction Expenses" (as hereafter defined), and (ii) in the case of a sublease, one half (1/2) of the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease, exceeds that portion of the Base Rent plus Expense Increases and Tax Increases payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered in full its Transaction Expenses from such net amount. The term "Transaction Expenses" shall mean all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant's expense in connection with such assignment or sublease, and any buy-out of the assignee's or sublessee's existing lease paid for by Tenant as a part of such transaction. The foregoing payments shall be made on not less than a monthly basis by Tenant (in the case of subleases) and in all cases within thirty (30) days after Tenant receives the applicable consideration from the assignee or subtenant. This Section 21.3.1 shall not apply to any assignment or sublease permitted as a matter of right pursuant to Section 21.4, below.

                  21.3.2 No consent to any assignment or sublease shall constitute a further waiver of the provisions of this section, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord except for subleases or assignments not requiring

Landlord's consent pursuant to this Article 21. In no event shall any consent by Landlord be construed to permit reassignment or resubletting by a permitted assignee or sublessee.

                  21.3.3 The assignee under any assignment of this Lease shall be fully (and, at landlord's option, directly) liable for all of the obligations of "Tenant" under this Lease, on a joint and several basis with Tenant. Tenant shall nevertheless remain fully liable to Landlord for all Lease obligations, including those accruing after the effective date of such assignment.

                  21.3.4 Any sublease or assignment shall be subject to the condition that the sublessee or assignee thereunder shall be bound by all of the terms, covenants and conditions of this Lease (in the case of a sublease, insofar as such terms, covenants and conditions relate to the portion of the Premises subleased and/or the operations and conduct of business by the sublessee).

                  21.3.5 Without limitation, any and all guaranties of this Lease shall be unaffected by such sublease and assignment, and shall remain in full force and effect for all purposes.

                  21.3.6 Any assignment or sublease without Landlord's prior written consent shall be void, and shall, at the option of the Landlord, constitute a default under this Lease, except for subleases or assignments not requiring Landlord's consent pursuant to this Article 21.

                  21.3.7 Tenant shall pay to Landlord all reasonable attorneys fees and out-of-pocket expenses incurred by Landlord in connection with its review of sublease or assignment requiring Landlord's consent.

         21.4     Affiliated Entity; Sale of Business.

                  21.4.1 Notwithstanding anything to the contrary in this Lease, so long as such transfer is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Lease (or Tenant's interest herein) in isolation to Tenant's other leasehold interests and assets, Tenant shall have the right without Landlord's consent to sublease the Premises or assign this Lease to any entity which (i) controls or is controlled by Tenant, or (ii) is controlled by Tenant's parent company, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of Tenant or (v) which merges with Tenant pursuant to a valid statutory merger; provided, that (1) the assignee or sublessee is not rendered financially unable to meet all of its obligations under this Lease, and (2) in such event, (a) except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquiror of such assets or stock, and (b) following such sublease or assignment, Tenant shall continue to comply with all of its obligations under this Lease, including with respect to its Permitted Use of the Premises, as set forth in
Section 4.1, above.

                  21.4.2 Tenant shall be required to give Landlord at least ten
(10) business days written notice in advance of any sublease or assignment within the scope of Section 21.4.1, above. Any other transfer of fifty percent (50%) or more of the ownership interests (including, without limitation, partnership interests or stock) in Tenant or of operating control over Tenant (whether by management agreement, stock sale or other means) shall be deemed to constitute an assignment of this Lease, and shall, except as provided in Section 21.4.1, above, be subject to Landlord's consent as aforesaid.

                  21.4.3 Landlord agrees that (i) the offer and sale by Tenant (or any stockholder of Tenant) of any stock pursuant to an effective registration statement filed pursuant to the Securities Act of 1933 (including any initial public offering of registered stock of the Tenant) or pursuant to and in accordance with the securities laws of any foreign country governing publicly traded companies and not in violation of U.S. law, shall not constitute an assignment of this Lease, and (ii) the issuance of new equity interests in Tenant to bona fide third party investors for bona fide consideration, shall not require the consent or approval of Landlord.

                  21.4.4 Tenant shall not transfer all or substantially all of its assets to any person or entity unless either (i) this Lease is one of the assets so transferred to such other person or entity, and the transferee assumes in writing, for Landlord's benefit, the obligations of Tenant accruing hereunder from and after the effective date of the transfer, or (ii) the transferee(s) thereof otherwise delivers to Landlord a written assumption of Tenant's obligations hereunder.

         21.5 Right of Termination. Except for any assignment or sublease permitted as a matter of right pursuant to Section 21.4, above, or which is otherwise permitted pursuant to Section 21.2.2, above, in the event of (i) a proposed assignment of this Lease, or (ii) a proposed sublease which is not a short term sublease within the meaning of this Article 21, Landlord shall have the right, by notice to Tenant delivered within thirty (30) days after Landlord's receipt of Tenant's Proposal Notice (and in lieu of the granting or denial of consent provided for in Section 21.2, above), to terminate this Lease as to all of the Premises (in the event of an assignment) or as to the subleased portion of the Premises only (in the event of a sublease), for the balance of the Term. In the event Landlord shall elect to terminate this Lease in connection with a proposed assignment or sublease of this Lease as provided above in whole or in part (as the case may be): (a) this Lease and the term hereof shall terminate (either as to the Premises as a whole, or only as to the portion thereof which Tenant is proposing to sublease, as the case may be) as of the later of (i) the proposed effective date of such assignment or sublease, as set forth in Tenant's Proposal Notice, or (ii) thirty (30) days after the date Landlord received Tenant's Proposal Notice; (b) Tenant shall be released from all liability under the Lease (as to the Premises as a whole, in the case of an assignment, or as to the terminated portion of the Premises only, in the case of a partial termination due to sublease) with respect to the period after the date of termination (other than obligations and indemnities of Tenant which accrued with respect to the applicable portion of the Premises prior to the effective date of such termination, which obligations shall expressly survive such termination or partial termination of this Lease); (c) all Base Rent, Additional Rent and other charges shall be prorated to the date of such termination, and appropriately adjusted if there is only a partial termination; (d) upon such termination date, Tenant shall surrender the Premises (or the applicable portion thereof) to Landlord in accordance with Section 26 hereof; and (e) in the case of a partial termination of this Lease, Landlord shall have the right to separate the portion of the Premises being terminated from the balance of the Premises, including the erection of a demising wall and, to the extent necessary under the circumstances, the separation of any applicable Building Systems.

22.      ADVERTISING.

         22.1 Generally. Except as provided below, Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Building at places visible from anywhere outside or at the entrance to the Premises without first obtaining Landlord's written consent thereto, which Landlord may grant or withhold in its sole discretion. All signage, including interior and exterior signage, shall be at Tenant's sole expense, and subject to compliance with all applicable laws. Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination. In addition, upon the expiration or earlier of this Lease, all exterior signs identifying Tenant shall be removed by Tenant at Tenant's sole expense, and the affected portions of the Building shall be restored by Tenant. If Tenant shall fail to maintain or remove its signs, as aforesaid, Landlord may do so at Tenant's cost. Tenant shall be responsible to Landlord for any damage caused by the installation, use, maintenance or removal of any such signs.

         22.2     Signage Program/Permitted Signage. Notwithstanding Section
22.1 to the contrary, lobby and suite identification signage shall be permitted in accordance with applicable legal requirements and the Landlord's overall signage program for the Building, subject to Landlord's approval which shall not be unreasonably withheld, conditioned or delayed (in light of Landlord's overall signage program for the Building). Generally, Tenant shall be permitted (at Tenant's expense) to install a standard suite entry sign, and shall be identified on Landlord's automated Building Directory (and if such automated Building Directory is ever discontinued and a manual Building Directory is installed, Tenant shall be entitled to three (3) identification strips on that portion of the Building's lobby directory located in the main lobby of the Building (if any)).

23.      LIENS.

         Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within thirty (30) days after the earlier of notice of intent to impose the lien or written request by Landlord. If Tenant fails to remove any lien within the prescribed thirty (30) day period, then, upon written notice to Tenant (but without any further cure period), Landlord may do so at Tenant's expense and Tenant shall reimburse Landlord for such amount, including reasonable attorneys' fees and costs.

24.      DEFAULT.

         24.1 Tenant's Default. A default under this Lease by Tenant shall exist if any of the following occurs:

                  24.1.1 If Tenant fails to pay Base Rent, additional rent or any other sum required to be paid hereunder within ten (10) days after written notice from Landlord that such payment was due, but was not paid as of the due date (provided, however, if Landlord has delivered two (2) such notices to Tenant in any twelve (12) month period, or five (5) such notices over the Term of this Lease, whichever first occurs, then any subsequent failure to pay Base Rent, additional rent or any other sum required to be paid to Landlord hereunder on or before the due date for such payment shall constitute a default by Tenant without requirement of such ten (10) day notice and opportunity to cure).

                  24.1.2 If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.1.1 above, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure is curable, but could not reasonably be cured within the thirty (30) day period, Tenant shall not be considered in default if it commences such performance promptly after it receives Landlord's notice of default and diligently thereafter prosecutes the same to completion. If any provisions of this Lease calls for a shorter or different grace period than that set forth above, then such other provision shall control over this provision. The foregoing notice and cure period notwithstanding, Landlord may exercise its self-help rights hereunder (i.e., Landlord's right to perform any obligation of Tenant which Tenant has failed to perform hereunder) without any prior notice or upon such shorter notice as may be reasonable under the circumstances in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of the Landlord unless such obligation is performed sooner than the stated cure period, (ii) there exists an imminent possibility of danger to the health or safety of the Landlord, the Tenant, Tenant's invitees, or any other occupants of, or visitors to, the Building, unless such obligation is performed sooner than the stated cure period, and/or
(iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein.

                  24.1.3 If Tenant shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease and of all or any part of Tenant's or such guarantor's property, (iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within sixty (60) days after such proceeding is initiated.

         24.2 Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort cumulatively, consecutively, or in the alternative:

                  24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Base Rent, additional rent and other charges when due.

                  24.2.2 Landlord may terminate this Lease, or may terminate Tenant's right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord may (but shall not be obligated to) relet the Premises or any part thereof. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant's rights hereunder) shall immediately terminate, provided that, without limitation, Tenant's obligation to pay Base Rent, Expense Increases and Tax Increases (as well as any damages otherwise payable under this Section 24), shall survive any such termination and shall not be extinguished thereby. Upon the giving of a notice of the termination of Tenant's right of possession, all of Tenant's rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this Section 24. Upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or. any of the Tenant's subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. In accordance with District of Columbia law, Landlord will not dispossess Tenant without appropriate legal process, but the requirement of legal process will not affect the legal validity of any termination of this Lease or of Tenant's right to possession after a default. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Base Rent, additional rent or other sum previously accrued or thereafter accruing against Tenant, all of which shall expressly survive such termination. Upon such termination Tenant shall be liable immediately to Landlord for all costs Landlord incurs in attempting to relet the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Lease Term. No act taken by Landlord pursuant to this Article 24, other than giving written notice to Tenant, shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a constructive or other termination of Tenant's right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. On any termination due to a default by Tenant, Landlord has the right to recover from Tenant as damages:

                           (a) The worth at the time of award of unpaid Base
Rent, additional rent and other sums due and payable which had been earned at the time of termination; plus

                           (b) The worth at the time of award of the amount by
which the unpaid Base Rent, additional rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus

                           (c) The worth at the time of award of the amount by
which the unpaid Base Rent, additional rent or other sums due and payable for the balance of the Lease Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus

                           (d) Any other amount necessary which is to compensate
Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, including any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

                           (e) At Landlord's election, such other amounts in
addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State in which the Premises are located.

                           The "worth at the time of award" of the amounts
referred to in Sections 24.2.2(a) and (b) is computed by allowing interest at the Default Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in Sections 24.2.2(c) shall be computed by reducing the future payments and future avoidable rent loss proven by Tenant to present value at a discount rate equal to the average yield for U.S. treasury securities having a maturity most closely corresponding to the remaining unexpired term of this Lease as of the date of calculation, plus 100 basis points. In lieu of the amounts recoverable in a lump sum by Landlord pursuant to clauses (b) and (c) of this Section 24.2.2, above, but in addition to the amounts specified in clauses
(a), (d), and (e) (or any other portion of this Section 24), Landlord may, at its sole election, recover "Indemnity Payments," as defined hereinbelow, from Tenant. For purposes of this Lease "Indemnity Payments" means an amount equal to the Base Rent, additional rent and other payments provided for in this Lease which would have become due and owing thereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Base Rent, additional rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments in lieu of the amount recoverable in a lump sum by Landlord under clauses (b) and (c), above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord's cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.




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

                  24.2.3 With applicable legal process, Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, or, as otherwise provided in this Lease, shall be deemed abandoned by Tenant, and may be disposed of by Landlord at Tenant's expense and free from any claim by Tenant or anyone claiming by, through or under Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

                  24.2.4 Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so flu as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice to quit or of Landlord's intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, except the foregoing shall not waive any notices otherwise required under the express terms of this Lease (if any); (2) to redeem, re-enter or repossess the Premises after Tenant's right of possession has been terminated by Landlord due to Tenant's default; (3) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, or (4) to the benefit of any law which exempts property from liability for debt or for distress for rent.

         24.3 Mitigation of Damages. In the event of termination of this Lease or repossession of the Premises after a default by Tenant, and provided Tenant has cooperated fully with Landlord to mitigate Landlord's damages in connection with the exercise by Landlord of its right to recover possession of the Premises after Tenant's default, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder, provided that in any such mitigation (i) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building; (ii) Landlord shall have the right, as Landlord deems appropriate, to divide the Premises or to consolidate portions of the Premises with other space(s) to facilitate such reletting; (iii) Landlord shall not be responsible if it is unable, despite good faith efforts, to collect any rental from such reletting from any tenant thereunder, and (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, for any use and purpose, and upon such terms as it deems appropriate consistent with the foregoing obligation to mitigate, including any rental or other lease concessions that it deems reasonably advisable under prevailing market conditions, which concessions may include, without limitation, free rent.

25.      SUBORDINATION.

         25.1 Subordination. Subject to Section 25.2, below, this Lease is and shall at all times be and remain subject and subordinate to the lien of any mortgage, deed of trust, ground lease or underlying lease now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof. Although the foregoing subordination shall be self-effectuating, Tenant shall execute and return to Landlord any documentation requested by

Landlord consistent with this Section 25 in order to confirm the foregoing subordination, within fifteen (15) days after Landlord's written request. If Tenant fails to provide Landlord with such subordination documents within fifteen (15) days after Landlord's written request, the same shall constitute a default by Tenant hereunder without requirement of any further notice. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease, provided such purchaser assumes, either expressly or by operation of law, the obligations of "Landlord" arising under this Lease after the date title to the Land and Building is transferred to such purchaser or grantee. Tenant agrees that no mortgagee or successor to such mortgagee shall be (i) bound by any payment of Base Rent or additional rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of Landlord's mortgagee or such successor in interest, (iii) liable for damages for any breach, act or omission of any prior landlord, (iv) bound to effect or pay for any construction for Tenant's occupancy, (v) subject to any claim of offset or defenses that Tenant may have against any prior landlord and which have accrued prior to the date that such mortgagee or successor takes legal title to the Land and Building, or (vi) liable for the return of any security deposit, unless such security deposit has been physically received by such mortgagee (which Landlord acknowledges is a requirement of Article 3 of this Lease if the security deposit is posted in the form of cash). Any such mortgagee shall have the right, at any time, to subordinate to this Lease any instrument to which this Lease is otherwise subordinated by operation of this Section 25.

         25.2 Notwithstanding Section 25.1, above, to the contrary, Landlord agrees that the subordination of this Lease to any future mortgage (or ground lease) shall be conditioned upon the delivery to Tenant of a "Subordination, Non-Disturbance and Attornment Agreement" ("SNDA") from such future mortgagee (or ground lessor), in substantially the form attached as Exhibit H hereto or such other commercially reasonable form of SNDA which may be required by such mortgagee (or ground lessor), and which shall provide, inter alia, that so long as Tenant is not in default hereunder (beyond any applicable notice and cure period) and attorns to such mortgagee (or ground lessor) or any successor-in-title thereto due to a foreclosure or deed-in-lieu thereof (or a termination of such ground lease), Tenant's rights under this Lease, including its right of possession of the Premises, shall not be disturbed in the event of a foreclosure of such mortgage or deed of trust (or a termination of such ground lease). Within thirty (30) days after Lease execution by all parties, Landlord shall obtain an SNDA consistent with this Section from its current mortgagee of the Building (provided Tenant will execute such SNDA prior to its execution by Landlord's mortgagee, and as a condition precedent to Landlord's obligation to obtain such SNDA).

26.      SURRENDER OF POSSESSION.

         Upon expiration of the Lease Term, Tenant shall promptly and peacefully surrender the Premises to Landlord, broom clean and free of all of its furniture, movable fixtures and equipment and otherwise in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by insured casualty excepted, all to the reasonable satisfaction of Landlord. If the Premises are not surrendered as and when aforesaid, and in accordance with the terms of this Lease, Tenant shall indemnify Landlord against all claims, losses, costs, expenses (including reasonable attorneys' fees) and liabilities resulting from the delay by Tenant in so surrendering the same, including any claims made by any succeeding occupant founded on such delay. This indemnification shall survive termination of this Lease.

27.      NON-WAIVER.

         Waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease. However, in the event of a failure of Tenant to pay a particular rental amount, which payment is subsequently accepted by Landlord, such acceptance shall operate to cure only the non-payment in question, and not any other breach or default of Tenant otherwise in effect at the time, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rental amount.

28.      HOLDOVER.

         28.1 Holdover - Generally. If Tenant shall, without the written consent of Landlord, hold over after the expiration of the Lease Term (hereinafter, an "unauthorized holdover"), Tenant shall be deemed to be a tenant at sufferance, which tenancy may be terminated immediately by Landlord as provided by applicable state law. During any such holdover tenancy, unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord a per diem occupancy charge equal to (A) five percent (5%) of the stated monthly Base Rent for the last full month of the Lease Term then ending for each day of such holdover (or 150% of such monthly Base Rent for each month thereof), plus (B) one hundred percent (100%) of the additional rent which would have been payable by Tenant for the period of such holdover, calculated on a per diem basis using the additional rent which had otherwise been payable by Tenant for the last full month of the Lease Term then ending. Such payments shall be made within fifteen
(15) days after Landlord's demand, and in no event less often than once per month (in arrears). In the case of a holdover which has been consented to by Landlord, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, except the monthly Base Rent shall be as agreed by Landlord and Tenant with respect to such consented holdover. Upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease. Term as provided in Section 26, above. The foregoing described per diem occupancy charge is in addition to, and not in lieu of, any other claims for damages which Landlord may have or assert against Tenant in connection with any unauthorized holdover, including any claims arising out of Tenant's indemnity under Section 26, above.

29.      CONDEMNATION.

         29.1 Definitions. The terms "eminent domain," "condemnation," and "taken," and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain. Any temporary taking for a period in excess of twelve (12) consecutive months shall be deemed to be a permanent taking within the meaning of this Section 29.

         29.2 Taking. "Taking" shall mean and refer to the acquisition or taking of property (or any right, title or interest therein) by any governmental or quasi-governmental authority acting under power of condemnation or eminent domain, and shall encompass contested as well as uncontested takings as long as initiated by the applicable governmental or quasi-governmental authority. If the whole of the Premises is temporarily taken for a period in excess of thirty (30) days, or is permanently taken, in either case by virtue of a Taking, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Base Rent, additional rent, and other payments up to that date. If (a) twenty percent (20%) or more of the Premises is permanently taken by virtue of a Taking, or (b) in the case of a Taking of less than twenty percent (20%) of the Premises, Tenant is unable to make reasonable use of the balance of the Premises remaining after the Taking, as determined by Tenant in its reasonable, good faith discretion, or (c) access to the Building or Premises by Tenant is, by virtue of a Taking, permanently denied, or (d) if free parking is provided for under this Lease (which Tenant acknowledges is not the case as of the date hereof), the parking ratio for the Building is, by virtue of a Taking of any parking areas serving the Building, permanently reduced to a ratio which fails to meet applicable code requirements after taking into account any portion of the Building taken and any reasonable substitute parking provided by Landlord in lieu of the parking areas so taken, then Tenant shall have the right (to be exercised by written notice to Landlord within sixty
(60) days after receipt of notice of said taking) to terminate this Lease effective upon the date when possession of the applicable portion of the Land and/or Building is taken thereunder pursuant to such Taking. If Tenant does not elect to terminate this Lease as aforesaid, then Landlord shall diligently, and within a reasonable time, after title vests in the condemning authority, repair and restore, at Landlord's expense, the portion not taken so as to render same into an architectural whole to the extent reasonably practicable, and, if any portion of the Premises is taken, thereafter the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary Taking involving the Premises or Building, or if a Taking of other portions of the Building or common areas does not deny Tenant access to the Building and Premises, or if less than twenty percent (20%) of the Premises is permanently taken by a Taking and Tenant is able to make reasonable use of the balance of the Premises as determined by Tenant in its reasonable good faith discretion, then this Lease shall not terminate, and Landlord shall, as soon as reasonably practicable thereafter, repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably practicable. If any portion of the Premises was permanently taken, then the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken, commencing on the date Tenant is deprived of the use of such portion of the Premises. If any portion of the Premises was temporarily taken, then the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken for the period of such temporary taking, that is, from the date upon which Tenant is deprived of the use of such portion of the Premises until the date Tenant is restored to the use of such portion of the Premises.

         29.3 Award. Landlord reserves all rights to damages to the Premises or the Building, or arising out of the loss of any leasehold interest in the Building or the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant's leasehold interest or for interference with Tenant's business as a result of such taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority separate compensation for any loss which Tenant may incur for Tenant's moving expenses, business interruption, the taking of Tenant's personal property and any other damage as may be recoverable by Tenant under the then applicable eminent domain code (but specifically excluding any leasehold interest in the Building or Premises), provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.

         29.4 Mortgagee Rights. Tenant acknowledges that Landlord's right to any condemnation award may be subject to the rights of Landlord's mortgagee (if any) in and to such award under the mortgage or deed of trust (if any) which encumbers the Building and the Premises. Accordingly, Landlord's obligation to repair and restore, as set forth in Section 29, above, shall be subject to the requirements of Landlord's mortgagee, with regard thereto, and the time within which such obligation must be satisfied shall be adjusted as reasonably necessary to reflect delays occasioned by the exercise by the mortgagee of such mortgagee's rights.

30.      NOTICES.

         All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier, to the addresses set out in Section 1.8, and to such other person or place as each party may from time to time designate in a notice to the other. Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery. However, notices shall be deemed given (whether provided in a manner required hereby or otherwise) if the receiving party acknowledges receipt of such notice.

31.      MORTGAGEE PROTECTION.

         Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Tenant further agrees that the mortgagee(s) and/or trust deed holder(s) shall be given the opportunity to cure such default within the same time period after such written notice to such mortgagee(s) or trust deed holder(s) as is afforded to Landlord under the terms of this Lease, including such additional time as may be necessary to complete such cure if, within thirty (30) days after its receipt of such notice, any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including but not limited to any claim of actual or constructive eviction, so long as such remedies are being so diligently pursued.

32.      COSTS AND ATTORNEYS' FEES.

         In any litigation between the parties arising out of this Lease, and in connection with any consultations with counsel and other actions taken or notices delivered, in relation to a default by any party to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys' fees incurred by the prevailing party, in preparation for and (if applicable) at trial, and on appeal. Such attorneys' fees and costs shall be payable upon demand.

33.      BROKERS.

         Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Landlord's exclusive listing agent, Transwestern Carey Winston ("Broker") in the negotiating or making of this Lease, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Landlord in conjunction with any such claim or claims of any broker or brokers other than Broker claiming to have interested Tenant in the Building or the Premises or claiming to have caused Tenant to enter into this Lease. Landlord shall pay to Broker any leasing commission due Broker in connection with this Lease in accordance with, and subject to the terms, covenants and conditions of a separate written commission agreement between Landlord and Broker.

34.      LANDLORD'S LIABILITY AND DEFAULT.

         34.1 No Personal Liability. Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of the Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord generally, but are made and intended to bind only the Landlord's interest in the Premises and Building, as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. Accordingly, and notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord's interest in the Premises and Building (including any net proceeds of insurance or condemnation awards paid to Landlord), and not to any other or separate business or non-business assets of Landlord, or any partner, shareholder, member, officer or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Building and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part.

         34.2 Notice and Cure. In no event shall Landlord be in default of this Lease unless Tenant notifies Landlord of the precise nature of the alleged breach by Landlord, and Landlord fails to cure such breach within thirty (30) days after the date of Landlord's receipt of such notice provided (i) that if the alleged breach is of such a nature that, although curable, it cannot reasonably be cured within such thirty (30) day period, then Landlord shall not be in default if Landlord commences a cure promptly after receipt of such written notice from Tenant and diligently thereafter prosecutes such cure to completion, and (ii) in the event of an Emergency, such grace or cure period may be shortened as reasonably necessary given the scope and nature of the Emergency, provided such shortened grace or cure period shall only apply to permit the exercise of Tenant's self help rights under Section 34.4, below.

         34.3 Rights and Remedies - Generally. In the event of a default by Landlord after expiration of applicable cure periods, Tenant shall be entitled to pursue all rights and remedies available at law or in equity except as limited by this Lease, and in all events excluding consequential damages. In addition, in no event shall Tenant have any right to terminate this Lease by virtue of any uncured default by Landlord, except under circumstances which amount to a constructive eviction under applicable principles of the law of the state within which the Premises is located (and with respect to which Tenant satisfies the requirements for a constructive eviction claim under applicable law). Tenant shall use commercially reasonable efforts to mitigate its damages in the event of any default by Landlord hereunder, although such duty shall not preclude Tenant from taking any and all reasonable steps after Landlord's default hereunder to preserve the provision of telecommunications services to its customers.

         34.4 Tenant's Right to Perform Landlord's Obligations After a Default by Landlord.

                  (a) Among other remedies permitted to be exercised by Tenant upon a default by Landlord of its obligations hereunder after expiration of applicable cure periods, and without waiving or releasing Landlord from any such obligation of Landlord, Tenant may, but shall not be obligated to, perform any such obligation of Landlord (which shall include, inter alia, any repair obligation of Landlord), and to recover from Landlord the reasonable and actual costs incurred by Tenant in performing such obligation, which shall be payable within thirty (30) days after Tenant's written demand accompanied by reasonable substantiation of the applicable costs. The foregoing right to perform Landlord's obligations shall only apply after the requisite notice and opportunity to cure has been afforded to Landlord (including any shortened cure period permitted in cases of Emergency, as long as Tenant notifies Landlord of the needed repair or other default as soon as possible after tenant learns of its existence). If Landlord does not pay the amount so incurred by Tenant within thirty (30) days after Tenant's written demand, then Tenant shall have the right to pursue any legal remedies available to it to collect payment subject to the limitations upon Landlord's personal liability under Section 34.1, above, but Tenant shall not be entitled to offset such payment against Rent thereafter payable under this Lease except as specifically set forth in Section 34.4(b), below. All sums paid by Tenant under the circumstances described herein (and thus recoverable from Landlord under this Section), including all penalties, interest and costs paid by Tenant as a result of Landlord's default, if any, shall be due and payable by Landlord together with interest thereon at the Default Rate, which shall be calculated from the, date such costs were incurred by Tenant until the date of payment.

                  (b) If Landlord fails to reimburse Tenant for its reasonable costs and expenses in exercising its rights and remedies pursuant to Section 34.4(a), above, or any other amount owed from Landlord to Tenant pursuant to this Lease, within thirty (30) days after receipt from Tenant of its written demand for payment thereof, accompanied by reasonable substantiation of the amount demanded and establishing Tenant's right thereto, and Landlord does not dispute Tenant's right to such reimbursement or amount in good faith by a written communication specifying the nature of the dispute which is delivered to Tenant prior to the end of such thirty (30) day period, then Tenant may thereafter deduct the amount which is not in dispute, but which has not been paid by Landlord within such thirty (30) day period, from the next payments of Base Rent and Additional Rent payable by Tenant hereunder, until such amount has been satisfied in full. To the extent Landlord disputes any portion of the amount demanded by Tenant (as specified in Landlord's written communication as aforesaid), then Tenant may seek entry of a judgment against Landlord for the amount thereof, plus interest at the Default Rate and Tenant's reasonable costs of collection (including reasonable attorney's fees). If Tenant receives a final, non-appealable judgment against Landlord, and Landlord fails to pay the amount thereof within thirty (30) days after the same becomes final and non-appealable, Tenant shall thereafter have the right (in addition to execution upon Landlord as and to the extent permitted under Section 34.1, above) to deduct the amount of such judgment against the next payments of Base Rent and Additional Rent payable by Tenant hereunder, until such amount has been satisfied in full. Except as set forth in this Section 34.4(b), Tenant shall not have any right of offset or deduction due to a default by Landlord.

35.      ESTOPPEL CERTIFICATES.

         Tenant shall, from time to time, within fifteen (15) days of Landlord's written request, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date the Lease was executed and the date it expires; the date the Tenant entered occupancy of the Premises; the amount of Base Rent, additional rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing (or identifying any such other agreements); that all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that all required contributions by Landlord to Tenant on account of Tenant's improvements have been received (or specifying any such contributions that have not been received); that on the date of such certificate there are no existing defenses or offset which the Tenant has against the enforcement of this Lease by the Landlord (or specifying any such defenses or offsets); that no Rent has been paid more than one (1) month in advance (or, if so, the amount thereof); that no security has been deposited with Landlord (or, if so, the amount thereof); and/or any other matters evidencing the status of the Lease as may be required either by a lender or prospective lender with respect to any loan to Landlord secured or to be secured by a deed of trust or mortgage against the Building, or by a purchaser or prospective purchaser of the Building, Landlord's interest therein or Landlord's ownership interests, which written statement shall be in substantially the same form as Exhibit F attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord's interest or a mortgagee of Landlord's interest or assignee of any mortgage upon Landlord's interest in the Building. If Tenant fails to respond within fifteen (15) days after receipt by Tenant of a written request by Landlord as herein provided, and such failure continues for an additional three (3) days after a second written notice to Tenant requesting that Tenant deliver such estoppel certificate, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

36.      FINANCIAL STATEMENTS.

         Within ten (10) days after Landlord's request, which may be made not more than once per fiscal quarter with regard to quarterly reports, and once per annum with regard to annual reports, Tenant shall deliver to Landlord (i) an unaudited quarterly financial statement for both Tenant and Net2000 Communications Group, Inc. ("Guarantor"), which is executing a Guaranty of this Lease of even date herewith, for the most recent fiscal quarter and (ii) (to the extent not previously delivered by Tenant to Landlord) an annual financial statement for both Tenant and Guarantor for the most recent fiscal year. Such quarterly and annual financial statements shall include, at a minimum, a balance sheet, a profit and loss statement and (if prepared) accompanying notes, as of the date prepared. Landlord acknowledges that Tenant may not prepare quarterly financial statements if and for so long as Tenant's stock (or that of its affiliated group) is not publicly traded. Tenant hereby agrees and Landlord hereby acknowledges that Tenant's annual financial statements shall be completed within ninety (90) days after Tenant's fiscal year-end and that Tenant's quarterly financial statements shall be completed within forty-five (45) days after Tenant's fiscal quarter-end. If Tenant obtains audited financial statements, or provides audited financial statements to any creditor or prospective creditor (or in connection with any proposed capitalization of the Company), then the certified public accountant preparing such audited financial statements shall provide such audited financial statements to Landlord with a certificate or opinion for the benefit of Landlord to the effect that such annual financial statements are complete and materially accurate and have been prepared in accordance with generally accepted accounting principles consistently applied. If Tenant does not obtain audited financial statements, then the foregoing certification (e.g., that such annual financial statements are complete and materially accurate and have been prepared in accordance with generally accepted accounting principles consistently applied) shall be made to Landlord by the Chief Financial Officer of Guarantor (with respect to Guarantor's financial statement) and of Tenant (with respect to Tenant's financial statement). The foregoing notwithstanding, if and for so long as Tenant is a publicly traded company, registered as such with the United States Securities and Exchange Commission (the "SEC"), Landlord agrees to accept the financial statements provided by Tenant to the SEC as part of its initial registration and any annual and quarterly filings thereafter made by Tenant which include such financial statements, in satisfaction of Tenant's obligations under this Section 36.

37.      TRANSFER OF LANDLORD'S INTEREST.

         In the event of any transfer(s) of Landlord's interest in the Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, to the extent such obligations are assumed by the transferee either expressly or by operation of law, and Tenant agrees to attorn to the transferee.

38.      RIGHT TO PERFORM.

         If Tenant shall fail to make any payment or perform any other act on its part to be performed hereunder, and such failure is not cured within thirty
(30) days after written notice from Landlord (provided that (a) where such failure is curable, but cannot reasonably be cured within a thirty (30) day period, Tenant shall not be in default if it commences such performance promptly after receiving Landlord's notice of Tenant's failure to perform and diligently thereafter prosecutes the same to completion, and (b) no such grace or cure period (or such shorter grace or cure period as is set forth below) shall be required in the event of Emergency), Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant the reasonable and actual costs incurred by Landlord in performing such obligation, which shall be payable within thirty (30) days after Landlord's written demand accompanied by reasonable substantiation of the applicable costs, as additional rent hereunder. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Default Rate, which shall be calculated from the date incurred by Landlord until the date of payment.

39.      [INTENTIONALLY DELETED]

40.      SALES AND AUCTIONS.

         Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage. Tenant agrees not to install any exterior lighting, amplifiers or similar devices in or about the Premises. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41.      NO ACCESS TO ROOF.

         Except as and solely to the extent expressly set forth in Section 51 of this Lease, Tenant shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner or other device on the roof of the Premises or the Building without the prior written consent of Landlord.

42.      SECURITY.

         Tenant hereby agrees to the exercise by Landlord and its agents and employees, within their sole discretion, of such security measures as Landlord deems necessary for the Building. Tenant may install a security system within the Premises, provided such system and its installation (i) shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed (provided it shall not be unreasonable for Landlord to deny consent to any system which is not compatible with the building's overall security and fire safety and life safety systems, or which is not reasonably usable by any successor tenants in the Premises), (ii) shall be in accordance with all applicable legal requirements (iii) shall be performed at Tenant's sole expense, and shall be otherwise be installed in accordance with the provisions governing Alterations under this Lease.

43.      AUTHORITY OF TENANT.

         If Tenant is a corporation or partnership, each individual executing this Lease on behalf of said corporation or partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation or partnership, and that this Lease is binding upon said corporation or partnership.

44.      NO ACCORD OR SATISFACTION.

         No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

45.      [INTENTIONALLY DELETED].

46.      PARKING.

         (a) Subject to availability, Tenant shall have right during the Lease Term to purchase from Landlord or from the applicable parking garage operator (as designated by Landlord) one (1) monthly parking contract in the Building's parking garage for each 1,500 square feet of net rentable area in the Premises, at the monthly rate for parking charged by Landlord or the applicable parking garage operator (as the same may be modified from time to time). The foregoing right to park in the Building's parking garage shall be on an unreserved, non-exclusive basis, in common with other tenants of the Building and any other persons entitled to park therein, upon such terms and conditions as Landlord or such operator may impose in a non-discriminatory fashion in connection with the operation of such garage, and shall be subject to availability. Tenant further agrees that if it does not exercise the foregoing right to purchase parking contracts within three (3) months after the Commencement Date for each applicable portion of the Premises, or if it thereafter terminates one (1) or more of the parking contracts it has a right to enter into hereunder, then such right shall be extinguished to the extent such contracts are so canceled or such right not exercised (provided nothing herein will restrict Tenant from entering into such parking arrangements with the parking garage operator as Tenant may independently secure). Landlord reserves the right in its sole discretion (i) to allocate and assign reserved parking spaces among some or all of the tenants of the Building or to other users of the garage (and Tenant shall comply with any such parking assignments),
(ii) to reconfigure the parking area and (iii) modify the existing ingress to and egress from the parking garage as Landlord shall deem appropriate, as long as access to such garage is maintained after any such modification is completed.

         (b) Tenant acknowledges that the parking garage described in subparagraph (a), above, includes areas which are dedicated to the use of particular tenants including the area which may be designated for Tenant's UPS System, Generator Fuel Tank and other specialized equipment (pursuant to and as limited by Exhibit C), and Tenant hereby irrevocably consents to such dedicated usage, as the same may be modified by Landlord from time to time in Landlord's sole discretion. In addition, Tenant acknowledges that Landlord has leased the Building's entire parking garage to a parking garage operator, who in turn has the right to collect parking fees from tenants and others for the use of such parking spaces on a daily, monthly or other basis. Accordingly, to the extent Tenant's UPS System, Generator or Generator Fuel Tank or any other specialized equipment of Tenant is installed within the Building's parking garage, and such installation utilizes parking spaces otherwise available for the parking of vehicles, Tenant acknowledges that it shall be required to rent such spaces from the parking garage operator or from Landlord, and Tenant shall pay to Landlord (or if Landlord designates or the parking garage lease so requires, the applicable parking garage operator) for each such parking space (and for each month or portion thereof during which such use continues) a monthly charge equal to the monthly rate for parking charged by Landlord or the applicable parking garage operator (as the same may be modified from time to time), which payment shall constitute Additional Rent under this Lease and shall be paid on the first day of each month, in advance, together with Tenant's payments of Base Rent hereunder (and if paid to Landlord at a time when the parking garage lease is in effect, Landlord shall be obliged to forward such payment to the parking garage operator in order to ensure the availability of such spaces for the Tenant's use). For example, if Tenant's UPS System and Generator Fuel Tank utilizes three
(3) parking spaces, and the monthly parking charge for a single automobile in the garage equals $160 per month for the entire duration of such utilization, Tenant shall pay to Landlord (or if Landlord so designates, the applicable parking garage operator) an amount equal to $480 per month for so long as such utilization continues.

47.      GENERAL PROVISIONS.

         47.1 Acceptance. The delivery of any draft of this Lease, including a so-called "execution draft," shall not constitute an offer of any kind, and this Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy by Landlord to Tenant.

         47.2 Joint Obligation. If there be more than one Tenant, the obligations hereunder imposed shall be joint and several.

         47.3 Marginal Headings, Etc. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

         47.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises is located (without regard to the choice of law and/or conflict of law principles applicable in such State).

         47.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

         47.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, but a short-form memorandum hereof may be recorded at the request of Landlord or (subject to Landlord's reasonable approval as to form and content) Tenant, provided that (i) the party recording any such memorandum shall pay all costs of such recordation, including any applicable transfer or recordation taxes, and (ii) if Tenant requests that Landlord record such a memorandum, such memorandum shall provide on its face that any instrument executed and recorded by Landlord which purports to release such memorandum of record shall constitute a valid release thereof for all purposes notwithstanding the fact that Tenant is not a party to such instrument of release (and Landlord covenants that it will not record such release until such time as this Lease expires or is terminated).

         47.7 Quiet Possession. Upon Tenant's paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the Lease Term hereof free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

         47.8 Inability to Perform; Force Majeure. This Lease and the obligations of the parties hereunder shall not be affected or impaired because the other party is unable to fulfill any of its obligations hereunder (or is delayed in doing so) to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, unusual governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, acts of God, or any other cause(s) beyond the reasonable control of such party (which causes are referred to collectively herein as "Force Majeure"), provided (i) in no event shall any monetary obligations, including without limitation the Tenant's obligation to pay Base Rent or additional rent, be extended due to Force Majeure except that to the extent Tenant conducts its banking at a bank which is closed for operation during any day upon which banks are otherwise normally open for business because of an earthquake, riot or governmental order, and such closure in fact causes delay in Tenant's ability to make a payment due under this Lease, then Tenant's obligation to make such payment shall be excused for the lesser of
(A) the duration of such bank closure due to such causes, or (B) three (3) business days, (ii) in no event shall financial inability constitute a cause beyond the reasonable control of a party, and (iii) in order for any party hereto to claim the benefit of a delay due to Force Majeure, such party shall be required to use reasonable efforts to minimize the extent and duration of such delay, and to notify the other party of the existence and nature of the cause of such delay within a reasonable time after the such delay first commences. Except as limited by the foregoing clauses (i), (ii) and (iii), any time specified non-monetary obligation of a party in this Lease shall be extended one day for each day of delay suffered by such party as a result of the occurrence of any Force Majeure.

         47.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

         47.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

         47.11 Entire Agreement. This Lease, including all attachments, addenda and exhibits, contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

         47.12 Survival. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

         47.13 Consents. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of Tenant to the prior consent or approval of Landlord, Landlord shall be deemed to have the right to exercise its sole and unfettered discretion in determining whether to grant or deny such consent or approval, unless the provision in question states that Landlord's consent or approval "shall not be unreasonably withheld" (or a substantially similar qualification referring to reasonableness) in which event Landlord's consent shall be subject to Landlord's sole, but reasonable, discretion. Upon Tenant's request, or where this Lease explicitly requires the same, Landlord shall provide a written explanation to Tenant of the reason(s) for withholding any approval.

         47.14 Saving Clause. In the event (but solely to the extent) the limitations on Landlord's liability set forth in Section 8.3 of this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord's omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant's exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 34 of this Lease to limit the assets available for execution of any claim against Landlord.

         47.15 Reservation. Nothing herein set forth shall be deemed or construed to restrict Landlord from making any modifications to any of the parking and/or common areas serving the Building and/or Premises as of the date of execution hereof, and Landlord expressly reserves the right to make any modifications to such areas as Landlord may deem appropriate, including but not limited to, the addition or deletion of temporary and/or permanent improvements therein, and/or the conversion of areas now dedicated for the non-exclusive common use of tenants (including Tenant) to the exclusive use of one (1) or more tenants or licensees within the Building, provided in no event will Landlord modify the parking or common areas in a manner which would deny Tenant reasonable access to the Premises, or materially and adversely affect Tenant's use of specialized equipment which is being installed by Tenant therein pursuant to the terms of this Lease.

         47.16 Keys. Landlord shall initially provide Tenant, without charge, five (5) suite keys and five (5) security keys (to the extent the Building has a remote entry security system). The cost of any additional or replacement suite keys or security keys shall be reimbursed by Tenant to Landlord upon demand. Tenant shall be permitted to change its keys and locks for security purposes, provided no modification of locks and keys will be effected unless (i) in the case of manual keys, all such keys are fabricated consistent with the Landlord's master key for all manual door locks within the Building, and/or Landlord's management agent is simultaneously provided with keys to any such locks being modified, so as to ensure that Landlord has a key which will open every manual door lock to or located within the Premises, (ii) in the case of electronic entry systems involving card readers or touchpad combinations, Landlord (or Landlord's management agent) is simultaneously provided with a key-card or the applicable touchpad combinations, so as to ensure that Landlord has the ability to gain entry through every electronic door lock to or located within the Premises. Without limiting Landlord's other available remedies, if Tenant fails to comply with the foregoing requirements, and as a result, Landlord (or its agent and contractor) damages or destroys a door or lock or locking system or similar item in order to gain access to the Premises (or the applicable portion thereof) on an emergency basis, Tenant shall be solely responsible for all such damage and destruction, and shall have no claim against Landlord or its agent or contractor in connection therewith.

         47.17 Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting Landlord's and Tenant's rights and obligations under this Lease, as stated in the other sections hereof, Landlord and Tenant agree that, irrespective of the reasons therefor (other than a default by Tenant), in the event Tenant fails to take possession of the Premises and commence paying Base Rent hereunder within twenty (20) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the term of this Lease.

         47.18    Certain Terminology.

                  A. The terms "including," "includes" and terms of like import shall be interpreted to mean "including, but not limited to" and/or "includes, without limitation."

                  B. The terms "herein," "hereunder," "hereinbelow," "above" and/or "below," and any terms of like import, shall be interpreted to mean this Lease as a whole, and not merely the Section, paragraph or subparagraph within which such term is set forth.

                  C. As used in those provisions of this Lease where Tenant is agreeing to assume responsibility for certain conduct, actions and/or omissions of "Tenant," the term "Tenant" shall be construed to mean Tenant, and Tenant's agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors. As used in those provisions of this Lease where Landlord is agreeing to assume responsibility for certain conduct, actions and/or omissions of "Landlord," the term "Landlord" shall be construed to mean Landlord and Landlord's agents, employees, contractors and subcontractors (but not to include any tenants or occupants of the Building).

                  D. The term "Emergency" shall mean and refer to any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or damage to property unless immediate action is taken to address such situation or circumstances, as determined by the party invoking such term in good faith.

48.      [INTENTIONALLY DELETED]

49.      WAIVER OF JURY TRIAL.

         LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE, OR THE USE AND OCCUPANCY OF THE PREMISES. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE (AND WAIVES THE RIGHT TO INTERPOSE) ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUCH PROCEEDING (BUT THE SAME SHALL NOT PRECLUDE TENANT FROM
(I) ASSERTING ANY SUCH CLAIM AGAINST LANDLORD IN A SEPARATE, INDEPENDENT LEGAL ACTION AND (II) ASSERTING ANY VALID DEFENSES OR COMPULSORY COUNTERCLAIMS IN LANDLORD'S SUMMARY PROCEEDING FOR NON-PAYMENT OF RENT).

50.      RENEWAL OPTION.

         A. General. Provided that (i) both at the time of the exercise of the option hereinafter set forth and at the time of commencement of the Renewal Term (as hereinafter defined) this Lease is in full force and effect, and provided further that Tenant is not then in default hereunder beyond the expiration of any applicable notice and cure period provided for in this Lease and (ii) Tenant is in occupancy of at least fifty percent (50%) of the Premises for the purpose of conducting its own business, Tenant is hereby granted the option to renew the Lease Term for two (2) additional period(s) of sixty (60) months (the "Renewal Term"), the first such Renewal Term to commence at the expiration of the initial Lease Term, and the second such Renewal Term to commence at the expiration of the first Renewal Term. Tenant shall exercise its option to renew by delivering notice of such election (the "Renewal Notice") to Landlord not less than nine (9) months nor more than eighteen (18) months prior to the expiration of the initial Lease Term (for exercise of Tenant's renewal option with respect to the first Renewal Term) or not less than nine (9) months nor more than eighteen (18) months prior to the expiration of the first

Renewal Term (for exercise of Tenant's renewal option with respect to the second Renewal Term). In the event that Landlord does not receive the Renewal Notice prior to the expiration of such time period (time being of the essence with respect thereto), then such option to renew the Lease Term (and any subsequent renewal option) shall, upon the expiration of such time period, become null and void and be of no further force or effect.

         B. Terms. Each Renewal Term shall be upon the same terms and conditions of this Lease except that (a) the Base Rent during the applicable Renewal Term shall be at such annual rate as may be determined by the agreement of Landlord and Tenant or, if Landlord and Tenant are unable to reach agreement within twenty (20) days after the date of the Renewal Notice, at an annual rate equal to the annual fair market rental rate ("FMR") for space comparable to the Premises for the applicable Renewal Term as determined by the Three Appraiser Method set forth in Section 50.C of this Lease; (b) Tenant shall have no option to renew the Lease Term beyond the expiration of the second Renewal Term; (c) the Premises shall be delivered in their existing condition (on an "as is" basis) at the time each Renewal Term commences; and (d) the Base Year shall be adjusted to be the calendar year in which the Renewal Term commences.

         C. Three Appraiser Method. If the parties are unable to agree upon the FMR for space having a comparable size and use as the Premises ("comparable space"), said rental rate shall be determined by arbitration in the following manner:

                  (i) Landlord and Tenant shall each appoint one arbitrator who shall, by profession, be an M.A.I. real estate appraiser, and who shall have been active over the five (5) year period ending on the date of the Renewal Notice in the appraisal of office properties in the Central Business District of Washington, D.C. ("Washington CBD"). Each such arbitrator shall be appointed within thirty (30) days after the date of the Renewal Notice.

                  (ii) The two arbitrators so appointed shall, within ten (10) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified based upon the same criteria set forth hereinabove for the qualification of the initial two arbitrators.

                  (iii) The three arbitrators shall within ten (10) days of the appointment of the third arbitrator reach a decision the regarding the prevailing fair market rental for comparable space in the Washington CBD, and notify Landlord and Tenant thereof.

                  (iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant. Failure of a majority of said arbitrators to reach agreement shall result in the prevailing fair market rental for comparable space in the Washington CBD being designated by averaging the appraisals of the three arbitrators, ignoring for the purposes of such averaging the high and/or low appraisal which is more than ten percent (10%) in excess of or less than the middle appraisal.

                  (v) If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in subparagraph (i) hereinabove, the arbitrator appointed by one of them shall reach a decision and notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

                  (vi) The cost of arbitration shall be paid by Landlord and Tenant equally.

         In calculating the FMR, the three arbitrators will endeavor to determine the annual rental rate per square foot that a tenant would pay, and that a landlord would accept, for comparable space within buildings of the same quality as the Building and located in the Washington CBD, using a Base Year as required pursuant to the terms hereof, and otherwise shall take into account all criteria which would fairly be applicable at the time, as determined by the appraisers using their experience, which factors may (but shall not necessarily) include (i) the annual rental rates per square foot for comparable facilities, if any, (ii) the use to which Tenant puts the leased premises, (iii) the extent of Tenant's liability for increases in Operating Costs and Taxes, (iv) the replacement cost for a comparable space, taking into account any specialized technological equipment and facilities which are installed therein, (v) market rate concessions, (vi) the length of the renewal term, and (vii) other generally applicable conditions of tenancy for comparable transactions.

         D. New Lease After Renewal Term. Except for the renewal option set forth above in this Section 50, this Lease may only be extended beyond the Lease Expiration Date by the parties executing a new lease on Landlord's then current lease form or by an extension agreement signed by both parties making specific reference to this Lease. No proposals, offers, correspondence, or the like shall be legally binding upon Landlord unless and until the terms thereof are incorporated in either a new lease or a formal amendment to this Lease as provided in this subsection.

51.      ROOF RIGHTS.

         51.1 Generally. Subject to (i) compliance with all rules, regulations, statutes and codes of any governmental authority having jurisdiction thereover, (ii) compliance with any covenants, conditions and restrictions applicable to the Building, (iii) the prior rights of other tenants or occupants of the Building with respect to the use of the roof thereof for dry coolers, condensers, antennae and communications equipment, and (iv) subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right of access to and the non-exclusive use of the roof of the Building (without additional charge therefor except as expressly set forth in this Article 51) for the installation of dry coolers, condensers, antennae and communication equipment consisting of not more than six (6) devices which, in the aggregate, will utilize a maximum of 200 square feet on the roof inclusive of the devices themselves and any appurtenant roof areas needed to accommodate the installation and maintenance of such devices (Tenant's "Roof Use"); provided further that such installation and the Roof Use shall not void any roof or other warranty applicable to the Building and that all such installations shall be located and screened in a manner acceptable to Landlord in its sole, but reasonable, discretion.



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

         51.2 Insurance Premiums. If the rate of any insurance carried by Landlord is increased as a result of Tenant's Roof Use, then Tenant will pay to Landlord within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord's insurance carrier stating that the rate increase was caused by Tenant's Roof Use, a sum equal to the difference between the original premium and the increased premium resulting from the Roof Use.

         51.3 No Representations. Landlord has not made any representations or promises pertaining to the suitability of the Building's rooftop for the Roof Use. Tenant, for the purpose of this paragraph and its right to rooftop access hereunder, accepts the rooftop in its "as is" condition.

         51.4 Compliance with Legal Requirements. Tenant will obtain prior to installation, any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of any equipment installed pursuant to this Section 51. Tenant's Roof Use shall not in any way conflict with any applicable law, statute, ordinance or governmental rules or regulation now in force or which may hereafter be enacted. The Tenant will, at its sole cost and expense, promptly comply or ensure that the Building complies with all laws, statutes, ordinances, governmental rules or regulations, or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting Tenant's Roof Use. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorney's fees incurred in defending Landlord), damage or liability arising out of any violations of said laws, statutes, ordinances rule or regulations.

         51.5     Additional Covenants. Tenant's Roof Use shall be exercised:
(1) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities in the Building; (2) in compliance with all applicable laws, codes and regulations; (3) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building, and/or the use and operation of similar pre-existing equipment by other tenants and occupants of the Building; (4) at Tenant's cost, including the cost of repairing all damage to the Buildings and any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment or apparatus on the roofs approved hereunder; and (5) in a manner which will not void or invalidate any roof warranty then in effect with respect to the roof of the Building. Tenant's Roof Use shall be used solely in the ordinary course of Tenant's business operations and Tenant may not sublease, license or otherwise permit third parties to establish communications transmission facilities as part of Tenant's Roof Use except as an integral part of a permitted collocation arrangement under Section 21 of this Lease.

52.      UPS, GENERATOR AND GENERATOR RIGHTS.

         52.1 Subject to (i) compliance with all rules, regulations, statutes and codes of any governmental authority having jurisdiction thereover,
(ii) compliance with any covenants, conditions and restrictions applicable to the Building, (iii) the prior rights of other tenants or




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

occupants of the Building with respect to the use of the roof thereof for communications equipment, (iv) the parking charges required pursuant to Section 45 hereof (to the extent applicable) and (v) subject to Landlord's prior written consent as to the location and method of installation, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right of access to and use of a space for the placement and use of Tenant's UPS System, emergency generator ("Generator") and related Generator Fuel Tank pursuant to the plans and specifications existing or contemplated under Exhibit C of this Lease.

         52.2 If the rate of any insurance carried by Landlord is increased as a result of Tenant's installation of the UPS System, Generator and related Generator Fuel Tank, then Tenant will pay to Landlord within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord's insurance carrier stating that the rate increase was caused thereby, a sum equal to the difference between the original premium and the increased premium resulting therefrom.

         52.3 Landlord has not made any representations or promises pertaining to the suitability of the area to be designated within the parking garage for the installation and operation of the UPS System, Generator and related Generator Fuel Tank. Tenant, for the purpose of this paragraph, agrees to accept the space(s) described in Exhibit C for such purpose in its "as is" condition. The foregoing notwithstanding, and subject to Landlord's right to maximize the use of the parking garage for vehicle parking purposes, Landlord agrees to cooperate with Tenant to select an area within the parking garage which is reasonably suitable for the operation and maintenance of the Generator and Generator Fuel Tank, provided Tenant provides appropriate specifications to Landlord prior to such designation to enable Landlord to cause the designation of such area to be suitable to accommodate such use.

         52.4 Tenant will obtain prior to installation, any and all necessary licenses, approvals, permits, etc., necessary for the installation, maintenance and use of any equipment installed pursuant to this Section 52. Tenant's installation, operation and use of the UPS System and related Generator Fuel Tank shall not in any way conflict with any applicable law, statute, ordinance or governmental rules or regulation now in force or which may hereafter be enacted. The Tenant will, at its sole cost and expense, promptly comply or ensure that the connection of Tenant's UPS System, Generator and related Generator Fuel Tank to the Building and Premises, and the use and operation thereof, complies with all laws, statutes, ordinances, governmental rules or regulations, or requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting thereto. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorney's fees incurred in defending Landlord), damage or liability arising out of any violations of said laws, statutes, ordinances rule or regulations, or arising out of the use, operation and maintenance of Tenant's UPS System, Generator and related Generator Fuel Tank.

         52.5 Tenant's use and operation of the UPS System, Generator and related Generator Fuel Tank shall be exercised: (1) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life safety, public utilities or other systems or facilities in the Building;
(2) in compliance with all applicable laws, codes and regulations; (3) in such a manner as will not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of such Building; and (4) at Tenant's cost (subject to reimbursement from any applicable Improvement Allowance pursuant to Exhibit C, if any), including the cost of repairing all damage to the Building and any personal injury and/or property damage attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any equipment, apparatus or facilities pursuant to this Section 52. Such use shall be confined solely to the ordinary course of Tenant's business operations, and shall be personal to Tenant and any party to whom Tenant assigns this Lease pursuant to
Section 21.4 hereof.

         52.6 In connection with Tenant's use of the UPS System, Generator and related Generator Fuel Tank, and subject to the above-stated responsibilities of Tenant, Tenant shall have the right to operate the Generator at such intervals and for such periods of time as may be recommended by or required by the manufacturer of such generator, or at such other intervals as Tenant deems necessary in its reasonable judgment provided (i) Tenant will provide notice to Landlord of the scheduled times for such regular testing and operation, (ii) Tenant will use all reasonable and diligent efforts to perform any such testing or periodic operation outside of Normal Business Hours (it being acknowledged by Landlord that certain testing and operation will necessarily take place during peak operational periods, which may include during Normal Business Hours), and (iii) such testing will be performed in a manner reasonably calculated to minimize any inconvenience to other tenants and occupants of the Building, and their respective employees and invitees.

53.      RIGHT OF FIRST OFFER ON CONTIGUOUS SPACE.

         53.1 Subject to all pre-existing renewal and/or expansion rights of any other tenants in the Building as of the date hereof, if any, Tenant is hereby granted a right of first offer on any space in the Building which is contiguous to the Premises, which for purposes hereof, shall mean space located on either the second or fourth floors of the building only (such space, "Contiguous Space"), in accordance with and subject to the terms of this Section
53. Such right of first offer shall apply to all, but not less than all, of each Contiguous Space that becomes available for lease during the Term of this Lease (including any extension Term) provided the terms of this Section 53 regarding the minimum term of any Expansion Lease are satisfied. All references in this
Section 53 to any right of first offer shall mean and refer only to the right of first offer which is established and applicable under this Section 53. The right of first offer under this Section 53 shall be "activated" once Landlord has determined that a Contiguous Space will become available for occupancy as of a date certain, that no other tenant with such a right has exercised a prior renewal or expansion right with respect thereto, and Landlord has notified Tenant of such determination in writing. At such time (hereinafter, each an "Offer Date"), Landlord shall give notice (an "Offer Notice") to Tenant of the activation of such right of first offer on such space, including (i) a description of the rentable area thereof (herein referred to as the "Offer Space"), (ii) the date on which Landlord estimates in good faith that such Offer Space will be available for occupancy; (iii) the annual "Base Rent" per square foot of rentable area which Landlord intends to charge for such space, including all fixed and/or indexed adjustments to said rate (and which shall be based upon the fair market rental and escalations for such space under prevailing market conditions as determined by Landlord in its good faith judgment); (iv) the proposed lease term for such space (which, during the first four (4) years of the initial Term of this Lease shall be coterminous with the initial Term hereof and which continuing at all times thereafter shall be a six (6) year term irrespective of whether the same is coterminous with the initial Term of this Lease); (v) the condition the space is proposed to be placed in as of the commencement of the proposed lease; and (vi) all other terms which Landlord intends to offer with respect to such space, including any tenant improvement allowance (which shall be prorated to reflect the limited term of the lease in question).

         53.2 Tenant may, within ten (10) business days after the receipt of each such Offer Notice, give notice to Landlord in writing (the "Exercise Notice") agreeing to lease the Offer Space in accordance with the terms set forth in the Offer Notice and otherwise as set forth in this Section 53. If Tenant delivers to Landlord an Exercise Notice which accepts the business terms stated in Landlord's Offer Notice, then Landlord shall within ten (10) business days thereafter deliver to Tenant a lease ("Offer Lease") of the Offer Space having the legal terms consistent with the terms specified in this Lease, except that the business terms shall conform to those set forth in Landlord's Offer Notice.

         53.3 Should Tenant fail to deliver an Exercise Notice under Subparagraph 53.2 above within the time provided, then in such event, Tenant's right of first offer under this Section 53 as to such Offer Space shall be deemed to have lapsed, Landlord shall be free to lease such Offer Space to a third party on any terms Landlord deems appropriate, and Tenant's right of first offer under this Section 53 as to such Offer Space shall be null and void until the next lease of such Offer Space expires or is terminated. If Tenant shall fail to execute and deliver the Offer Lease to Landlord within fifteen (15) business days after delivery to Tenant of an Offer Lease which reflects the agreed upon terms, other than as a result of delays caused by the actions or omissions of Landlord, then not only shall Tenant's right of first offer under this Section 53 be deemed to have lapsed as to such Offer Space, but Tenant's right of first offer shall, in such event, be terminated and of no further force and effect. The foregoing notwithstanding, (i) if Landlord has not entered into a letter of intent with respect to any applicable Offer Space within one-hundred eighty (180) days after the date upon which Tenant's right of first offer under this Section 53 as to such Offer Space is deemed to have lapsed (each such date, the "Lapse Date"), and Landlord is not as of such one hundred eightieth (180th) day after the Lapse Date actively engaged in good faith lease negotiations with any tenant prospect for the applicable Offer Space, or (ii) provided Landlord is as of such one hundred eightieth (180th) day after the Lapse Date actively engaged in good faith lease negotiations with a tenant prospect for the applicable Offer Space, if such good faith negotiations are thereafter terminated or if such negotiations do not result in a fully executed lease within ninety (90) days of the end of such one hundred eighty (180) day period, then in either such event, Tenant's right of first offer as to such Offer Space shall thereupon be reinstituted, and such Offer Space shall again become subject to Tenant's right of first offer under this Section 53 for an additional period often (10) business days, as if the activation of such right of first offer had occurred at the time described in clause (i) or (ii), above, as the case may be. Time is of the essence of this Section 53.

         53.4     Business Terms of Offer Leases.

                  A. With regard to the right of first offer under this Section 53, the business terms applicable to such Offer Lease shall be as follows: Each such Offer Lease shall have (i) an initial term commencing on that date which is sixty (60) days after the date of delivery of possession of the applicable Offer Space to Tenant in "as-is" condition, which sixty (60) day period shall be subject to extension for not more than sixty (60) additional days, but solely to the extent of any actual delay suffered by Tenant in the completion of any Tenant Improvements in the Offer Space despite Tenant's due diligence and the same is either due to (a) any Landlord Delays (as defined in Exhibit C) and/or (b) Force Majeure (as defined in Section 47.8, above), (ii) an initial term with a duration as described in this Section 53, above, (iii) Base Rent and Additional Rent as stated in the Offer Notice, (iv) Tenant paying its proportionate share of Operating Expenses and Real Estate Taxes in excess of Operating Expenses and Real Estate Taxes for a Base Year coinciding with the Base Year set forth in Landlord's Offer Notice, and (v) construction of Tenant Improvements to be handled in a manner substantially identical to the construction of Tenant Improvements under this Lease, with such improvement allowance (if any) as is stated within Landlord's Offer Notice, but without adjustment of the Commencement Date due to the time of construction of any Tenant Improvements to the Offer Space. Such Offer Lease will not provide for any further expansion options, renewal options or other business provisions unless set forth in the Offer Notice which is accepted by Tenant. Landlord shall give notice (an "Offer Notice") to Tenant of the activation of such right of first offer.

         53.5 The right of first offer provided for in this Section 53 shall be personal to Tenant, and may not be assigned by Tenant. Accordingly, upon any assignment of this Lease by Tenant (other than pursuant to Section 21.4, herein), this Section 53 shall be null and void and of no further force and effect.

54.      ADDITIONAL SCHEDULES.

         The following additional schedules are attached hereto and made a part of this Lease:

         EXHIBIT A-1       Location and Dimensions of Premises
         EXHIBIT A-2       Description of Land
         EXHIBIT B         Declaration of Lease Commencement
         EXHIBIT C         Construction Exhibit; Landlord's Work and Tenant Work
         EXHIBIT D         Rules and Regulations
         EXHIBIT E         Janitorial Specifications
         EXHIBIT F         Form Estoppel Certificate
         EXHIBIT G         [Intentionally Deleted]
         EXHIBIT H         Form of SNDA

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease, in quadruplicate, on the day and year first above written.

                              LANDLORD:

                              WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company



                              By:           /s/ Richard R. Previdi
                                  ----------------------------------------
                                  Richard R. Previdi, Authorized Signatory

                              TENANT:

                              NET2000 COMMUNICATIONS REAL ESTATE, L.L.C., a Delaware limited liability company



                              By:           /s/ Jason Karp          (seal)
                                  ----------------------------------
                                  Name:    Jason Karp
                                  Title:   Director Regulatory & Law
                                           Assistant Secretary


Execution Draft